                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

    Filed by the registrant /X/

    Filed by a party other than the registrant / /

    Check the appropriate box:
    /X/  Preliminary proxy statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive proxy statement
    / /  Definitive additional materials
    / / Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                          THE UNION CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of filing fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Common Stock, par value $0.50 per share, of The Union Corporation
         (the "Common Stock").
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         5,924,655 shares of Common Stock
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         $31.50 per share in cash
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $186,626,632.50
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $37,325.33 (all of which was previously paid)
         -----------------------------------------------------------------------
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
         $41,146.49 (by wire transfer, CIK: 0001051794)
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.: Schedule 14D-1
         -----------------------------------------------------------------------
     (3) Filing Party: Sherman Acquisition Corporation and Outsourcing Solutions Inc.
         -----------------------------------------------------------------------
     (4) Date Filed: December 24, 1997
         -----------------------------------------------------------------------

                             THE UNION CORPORATION

                                211 KING STREET

                                   SUITE 100

                        CHARLESTON, SOUTH CAROLINA 29401
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                 [      ], 1998
                               ------------------

To the Stockholders:

    NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of The
Union Corporation (the "Company") will be held on [    ], 1998 at 10:00 a.m.
Eastern Standard Time at [          ] for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Share Purchase Agreement and Plan of Merger dated as of December 22, 1997 (the "Merger Agreement") among the Company, Outsourcing Solutions Inc., a Delaware corporation ("Parent"), and Sherman Acquisition Corporation, a Delaware corporation ("Purchaser"), a wholly-owned subsidiary of Parent, pursuant to which Purchaser will be merged into the Company (the "Merger") and each holder of the Company's issued and outstanding common stock, par value $0.50 per share (the "Shares") (other than such capital stock of the Company owned by the Company, Parent, Purchaser or their respective Subsidiaries and other than Shares held by dissenting stockholders), will receive $31.50 per Share in cash, without interest thereon. Pursuant to the Merger Agreement, Parent and Purchaser commenced a cash tender offer on December 23, 1997 for all of the outstanding Shares, at a price of $31.50 per Share, net to the seller in cash, without interest thereon (the "Offer"). The Offer was consummated on January 23, 1998. Based on information provided from ChaseMellon Shareholder Services, LLC, the depositary for the Offer, approximately 4,614,568 Shares, or 77.89% of the Shares, were tendered by stockholders of the Company and accepted and purchased by Purchaser. Subsequently, Purchaser purchased an additional 306,100 Shares in an open-market transaction, making the aggregate number of Shares held by Purchaser and beneficially owned by Parent 4,920,668 as of the Record Date. Parent has advised the Company that it will vote in favor of approval of the Merger Agreement and the Merger. Approval of the Merger is therefore ensured.

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed [      ], 1998 as the record date for the
determination of the stockholders entitled to notice of and to vote at the Special Meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Special Meeting.

    THE COMPANY'S BOARD OF DIRECTORS BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

    Under Delaware law, holders of the Shares are entitled to appraisal rights in connection with the Merger.

                                       By Order of the Board of Directors,

                                       Richard Hoffman, Secretary

Dated: Charleston, South Carolina

       [      ], 1998

 WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                             THE UNION CORPORATION

                                211 KING STREET

                                   SUITE 100

                        CHARLESTON, SOUTH CAROLINA 29401

                             ---------------------

                                PROXY STATEMENT
                               ------------------

                        SPECIAL MEETING OF STOCKHOLDERS

                   TO BE HELD ON [        ], [        ], 1998

    This proxy statement (the "Proxy Statement") is being furnished to the stockholders of The Union Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders to be held at 10:00 a.m.
Eastern Standard Time on [      ], 1998 at [                ] and at any
adjournments or postponements thereof (the "Special Meeting").

    At the Special Meeting, the holders of common stock, par value $0.50 per share (the "Common Stock"), of the Company will be asked to consider and vote upon a proposal to approve and adopt the Share Purchase Agreement and Plan of Merger dated as of December 22, 1997 (the "Merger Agreement") among the Company, Outsourcing Solutions Inc., a Delaware corporation ("Parent"), and Sherman Acquisition Corporation, a Delaware corporation ("Purchaser") which is a wholly-owned subsidiary of Parent. A copy of the Merger Agreement is attached hereto as Annex I. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

    Pursuant to the Merger Agreement, Parent and Purchaser commenced a cash tender offer on December 23, 1997 for all of the Company's issued and outstanding shares of common stock, par value $0.50 per share (the "Shares"), at a price of $31.50 per Share, net to the seller in cash, without interest thereon (the "Offer"). The Offer was consummated on January 23, 1998. Based on information provided from ChaseMellon Shareholder Services, LLC, the depositary for the Offer, approximately 4,614,568 Shares, or 77.89% of the Shares, were tendered by stockholders of the Company and accepted and purchased by Purchaser. Subsequently, Purchaser purchased an additional 306,100 Shares in an open-market transaction, making the aggregate number of Shares held by Purchaser and beneficially owned by Parent 4,920,668 as of the Record Date. Parent has advised the Company that it will vote in favor of approval of the Merger Agreement and the Merger. Approval of the Merger is therefore ensured.

    On the terms and subject to the conditions of the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation (the "Surviving Corporation"). Upon the consummation of the Merger, each outstanding Share (other than Shares owned by the Company, Parent, Purchaser or their respective subsidiaries and other than Shares held by dissenting stockholders) will be converted into the right to receive $31.50 per Share in cash, without interest thereon (the "Merger Consideration").

    This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this Proxy Statement and the accompanying Notice of Special Meeting of stockholders and proxy to all
stockholders of record on [      ], 1998 (the "Record Date"), the Company will
request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold Shares in order that such Shares may be voted. The cost of the solicitation of proxies will be borne by the Company.

    The information contained in this Proxy Statement is qualified in its entirety by the Annexes hereto and the documents referred to and incorporated by reference herein, each of which is important and should be carefully reviewed in its entirety.

    THE COMPANY'S BOARD OF DIRECTORS BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    In connection with the Merger, appraisal rights will be available to those stockholders of the Company who meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is attached as Annex II hereto. For a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the Merger, see "SPECIAL FACTORS-Appraisal Rights."

    This Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and the accompanying proxy are first being mailed to shareholders
of the Company on about [      ], 1998.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

              The date of this Proxy Statement is [      ], 1998.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
SUMMARY....................................................................................................           1
INTRODUCTION...............................................................................................           8
PARTIES TO THE MERGER......................................................................................           8
THE SPECIAL MEETING........................................................................................           8
SPECIAL FACTORS............................................................................................          10
Background to the Merger...................................................................................          10
Opinion of Financial Advisor...............................................................................          13
Recommendation of the Board of Directors...................................................................          15
Reasons for the Merger.....................................................................................          15
Interests of Certain Persons in the Merger.................................................................          16
Financing of the Merger....................................................................................          18
Accounting Treatment of the Merger.........................................................................          19
Certain United States Federal Income Tax Consequences......................................................          19
Certain Legal Matters; Regulatory Approvals................................................................          20
Appraisal Rights...........................................................................................          21
Certain Effects of the Consummation of the Merge...........................................................          23
MERGER AGREEMENT...........................................................................................          23
    Merger Agreement.......................................................................................          23
    The Offer..............................................................................................          23
    The Merger.............................................................................................          23
    The Board of Directors.................................................................................          24
    Shareholders' Meeting..................................................................................          25
    Interim Operations.....................................................................................          25
    No Solicitation........................................................................................          26
    Directors' and Officers' Insurance and Indemnification.................................................          27
    Compensation and Benefits..............................................................................          27
    Options................................................................................................          28
    Representations and Warranties.........................................................................          28
SELECTED FINANCIAL INFORMATION.............................................................................          28
PRICE RANGE OF SHARES; DIVIDENDS...........................................................................          30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................          31
ADDITIONAL INFORMATION.....................................................................................          31
STOCKHOLDER PROPOSALS......................................................................................          32
INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................          32
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          32
PROXY......................................................................................................          34
ANNEX I....................................................................................................           1
ANNEX II...................................................................................................           1
ANNEX III..................................................................................................           1

                                    SUMMARY

    This summary has been prepared to assist stockholders of the Company in their review of the proposal to approve and adopt the Merger Agreement, which is described in detail in this Proxy Statement. As a result of the Merger, (i) the Company will be the Surviving Corporation and will become a wholly-owned subsidiary of Parent, and (ii) each Share (other than Shares owned by the Company, Parent, Purchaser or their respective subsidiaries and other than Shares of such capital stock held by dissenting stockholders), will be converted automatically into the right to receive the Merger Consideration. Pursuant to the Merger Agreement, Parent and Purchaser commenced the Offer on December 23, 1997. The Offer was consummated on January 23, 1998. Based on information provided from ChaseMellon Shareholder Services, LLC, the depositary for the Offer, approximately 4,614,568 Shares, or 77.89% of the Shares, were tendered by stockholders of the Company and accepted and purchased by Purchaser.

    This summary is not intended to be a complete explanation of the matters relating to the Merger Agreement or the proposed Merger and is qualified in all respects by reference to the detailed explanation contained in this Proxy Statement and the Annexes hereto. Stockholders are urged to review carefully this entire Proxy Statement, including the Annexes hereto. Cross-references in this summary are to captions in the Proxy Statement.

PARTIES TO THE MERGER

    The Company's operations are currently comprised of five financial services companies, which furnish a broad range of credit and receivables management outsourcing services, such as credit authorization, customer service, credit usage management, management and collection of accounts receivable, and a variety of related inbound and outbound call-center services, to both large and small businesses. The Company employed approximately 2,000 persons at September 12, 1997. The principal executive offices of the Company are located at 211 King Street, Suite 100, Charleston, South Carolina 29401.

    Parent was formed in September 1995 and is a leading provider of accounts receivable management services in the United States. Since 1995, Parent has acquired Account Portfolios, Inc., Continental Credit Services, Inc., A.M. Miller & Associates, Inc., Payco American Corporation, North Shore Agencies, Inc. and Accelerated Bureau of Collections, Inc. through a combination of investor equity, bank financing, seller financing and issuance of subordinated notes. Parent, through its subsidiaries, provides (i) contingent fee services, which involves collecting on delinquent consumer accounts for a fixed percentage of realized collections or a fixed fee per account, (ii) portfolio purchasing services, which involves acquiring portfolios of non-performing consumer receivables from credit grantors, and service such portfolios, retaining all amounts collected, and (iii) other related outsourcing services, including contract management of accounts receivable, billing and teleservicing. As of December 10, 1997, the Parent employed approximately 5,200 persons.

    The Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are owned by Parent.

    The principal offices of the Parent and the Purchaser are located at 390 South Woods Mill Road, Suite 150, Chesterfield, Missouri 63017. The telephone number of the Parent and the Purchaser at such office is (314) 576-0022.

SPECIAL MEETING OF STOCKHOLDERS

    This Proxy Statement and the accompanying notice of special meeting and form
of proxy are first being mailed on or about [     ], 1998 to stockholders
entitled to notice of and to vote at the Special Meeting of Stockholders of the
Company to be held on [     ], 1998.

Purpose of Special Meeting...................  To vote on a proposal to approve the Merger
                                               Agreement and the Merger. See "INTRODUCTION".

Date and Time of Special Meeting.............  [     ], 1998 at 10:00 a.m., Eastern Standard
                                               Time

Place of Meeting.............................  [     ]

Record Date..................................  [     ], 1998

Number of Outstanding Shares of Stock
  Entitled to Vote...........................  [5,924,655] Shares

Approximate Number of Owners of Record of
  Shares of Stock............................  [     ]

REQUIRED VOTE

    The affirmative vote of the holders of capital stock with two-thirds of the voting power of all outstanding Shares is required for approval of the Merger Agreement and the Merger. See "THE SPECIAL MEETING--Voting at the Special Meeting." AT THE CLOSE OF BUSINESS ON THE RECORD DATE, PARENT BENEFICIALLY OWNED 4,920,668 SHARES CONSTITUTING APPROXIMATELY 83.05% OF THE OUTSTANDING SHARES (APPROXIMATELY 83.01% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS). PARENT HAS ADVISED THE COMPANY THAT IT WILL VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. APPROVAL OF THE MERGER IS THEREFORE ENSURED.

    A STOCKHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED TO APPROVE THE MERGER AGREEMENT AND THE MERGER AND THEREFORE TO HAVE WAIVED HIS APPRAISAL RIGHTS. NEITHER A VOTE AGAINST, NOR AN ABSTENTION, NOR A FAILURE TO VOTE WITH REGARD TO THE MERGER AGREEMENT AND THE MERGER WILL CONSTITUTE A TIMELY WRITTEN OBJECTION TO THE MERGER. See "SPECIAL FACTORS--Appraisal Rights" for a more complete discussion of stockholders appraisal rights.

SPECIAL FACTORS

BACKGROUND TO THE MERGER, REASONS FOR THE MERGER

    After several previous expressions of interest in the Company, the negotiations with the Parent which resulted in the signing of the Merger Agreement began in August 1997, followed by a period of limited due diligence and the intense negotiations during October, November and December 1997. The Merger Agreement was signed on December 22, 1997. Pursuant to the Merger Agreement, on December 24, 1997 the Parent and Purchaser commenced the Offer. The Offer was consummated on January 23, 1998 when the Purchaser accepted and purchased (the "Share Purchase") the 4,614,568 Shares validly tendered and not withdrawn prior to such date by stockholders of the Company. See "SPECIAL FACTORS--Background to the Merger." Subsequent to the consummation of the Offer, Purchaser purchased 306,100

Shares in an open-market transaction, making the aggregate number of Shares owned by Purchaser and beneficially owned by Parent 4,920,668 as of the Record Date.

    The Board of Directors of the Company believes the Merger is fair to, and in the best interest of, the Company's stockholders. In arriving at its recommendation, the Board of Directors gave special consideration to a number of factors including the fairness opinion of CIBC Oppenheimer Corp. ("Oppenheimer"), the Company's financial advisor, rendered on December 22, 1997, the business and prospects of the Company, a review of possible alternatives to the Merger and the terms of the Merger Agreement. See "SPECIAL FACTORS--Reasons for the Merger."

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    The Company's Board of Directors (the "Board of Directors" or "Board") unanimously has approved the Merger and the Merger Agreement, has determined that the Merger is fair to, and in the best interests of, the Company's stockholders and recommends that the stockholders vote "FOR" approval of the Merger Agreement. See "SPECIAL FACTORS--Recommendation of the Company's Board of Directors."

OPINION OF FINANCIAL ADVISOR

    Oppenheimer delivered to the Board of Directors its written opinion dated December 22, 1997 that, as of such date, and based upon and subject to the various conditions set forth therein, the proposed Merger Consideration is fair to the stockholders of the Company from a financial point of view. THE FULL TEXT OF OPPENHEIMER'S OPINION DATED DECEMBER 22, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY OPPENHEIMER, IS ATTACHED HERETO AS ANNEX III AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "SPECIAL FACTORS--Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of the Company with respect to the Merger, stockholders should be aware that certain officers and directors of the Company had interests in connection with the Merger at the time of the Board's consideration of the Merger and the Merger Agreement. Upon consummation of the Offer, Messrs. Cooper, [Hewitt], Dunn and Silver each resigned from the Board of Directors and Messrs. Cooper, Hewitt, Gill and Dunn resigned their respective positions as officers of the Company.

TENDER AGREEMENTS

    As a condition to the execution of the Merger Agreement, Parent required that the directors and executive officers of the Company enter into an agreement with Parent and the Purchaser (the "Tender Agreement") pursuant to which they agreed to tender (and not to withdraw) all Shares held by each such person (including the Rights (as defined below) associated therewith and any Shares acquired by such person after the date of the Tender Agreement) in the Offer. As of December 22, 1997, such individuals owned an aggregate of 238,216 Shares, or approximately 3.6% of the outstanding Shares on a fully diluted basis on such date. All of such Shares were tendered in the Offer and purchased by Purchaser. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger--Tender Agreements."

EMPLOYMENT AGREEMENTS

    Upon the consummation of the Offer, the employment agreements between Messrs. Cooper, Hewitt, Gill and Dunn and the Company (and/or certain of its subsidiaries) terminated and each received a lump sum payment in satisfaction of all payments due under his respective employment agreement.

    In addition, the Company and certain of its subsidiaries have entered into employment agreements with Messrs. Macaulay, Herbert Silver, Bernard Silver and Zucker, each of which provides, under certain circumstances, for payments in the event of a change of control of the Company or certain of its subsidiaries. Neither the consummation of the Offer nor the Merger constitute a change of control under these employment agreements. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger-- Employment Agreements" and "--Change in Control Arrangements."

SHAREHOLDER RIGHTS PLAN

    On February 17, 1988, the Board of Directors of the Company declared a dividend distribution of one common stock purchase right (a "Right") for each outstanding Share of Common Stock. The dividend was payable to holders of record of Common Stock at the close of business on March 14, 1988 (the "Rights Record Date"). The Rights were issued pursuant to a Rights Agreement dated as of March 14, 1988 between the Company and Registrar and Transfer Company, as Rights Agent (the "Rights Agreement") and become exercisable on the Distribution Date (as defined in the Rights Agreement).

    Consistent with the Board's approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and its recommendation that all stockholders accept the Offer and tender their Shares in response thereto, the Board approved on December 22, 1997 an amendment to the Rights Agreement exempting the Merger Agreement, the Offer and the Merger from the restrictions imposed on offerors generally by the Rights Agreement, so long as the Merger Agreement has not been terminated. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger--Shareholder Rights Plan."

INDEMNIFICATION AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

    The Company has entered into indemnification agreements with each of its directors and executive officers under which the Company has agreed to indemnify such directors and executive officers against certain liabilities arising out of their service as a director or officer of the Company and/or any subsidiary of the Company. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger--Indemnification Agreements with Directors and Executive Officers."

FINANCING OF THE MERGER

    The total amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related costs and expenses is estimated to be approximately $206 million. On consummation of the Offer, the Parent entered into an amended and restated credit agreement (the "Second Amended and Restated Credit Agreement") with Goldman Sachs Credit Partners L.P. ("GSCP"), The Chase Manhattan Bank ("Chase"), Chase Securities Inc. ("CSI") and various lenders providing for (i) syndicated senior secured term loan facilities aggregating approximately $412.4 million (the "Term Facilities") and (ii) a senior secured revolving credit facility of up to $58.0 million (the "Revolving Facility," and together with the Term Facilities, the "Senior Facilities"). In connection with such financing, GSCP and CSI acted as Co-Arrangers, GSCP and Chase are Co-Administrative Agents and SunTrust Bank, Atlanta is Collateral Agent. See "SPECIAL FACTORS-- Financing of the Merger."

ACCOUNTING TREATMENT OF THE MERGER

    The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated based on the fair values of assets acquired and liabilities assumed. See "SPECIAL FACTORS--Accounting Treatment of the Merger."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    In general, the receipt of cash for Shares pursuant to the Merger by a U.S. Holder (as defined herein) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received by the shareholders pursuant to the Merger and such U.S. Holder's adjusted tax basis in such Shares. Any such gain or loss will be capital gain or loss. THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF, EXISTING AND PROPOSED U.S. TREASURY REGULATIONS PROMULGATED THEREUNDER, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, CHANGES TO ANY OF WHICH COULD AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN AND COULD BE MADE ON A RETROACTIVE BASIS. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, STATE, LOCAL AND FOREIGN TAX LAWS. See "SPECIAL FACTORS--Certain United States Federal Income Tax Consequences."

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered shareholders of the Company therein be filed with the Securities and Exchange Commission (the "Commission") and disclosed to shareholders of the Company prior to consummation of the Merger.

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act"), certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The transactions contemplated by the Merger Agreement are subject to the HSR Act requirements. On January 13, 1998, the Company and Parent were each notified by the Federal Trade Commission that early termination of the waiting period under the HSR Act was granted effective January 13, 1998.

    Two putative class action lawsuits relating to the transactions contemplated by the Merger Agreement and captioned JERRY TODER V. WILLIAM B. HEWITT, MELVIN
L. COOPER, GORDON S. DUNN, ROBERT A. KERR, JAMES C. MILLER III, HERBERT R. SILVER, HERBERT A. DENTON, ROBERT A. MARSHALL, JAMES M. MCCORMICK, OUTSOURCING SOLUTIONS INC., SHERMAN ACQUISITION CORPORATION AND THE UNION CORPORATION, (C.A. No. 16106-NC) (the "Action") and ROSENFELD FAMILY FOUNDATION V. WILLIAM B. HEWITT, MELVIN L. COOPER, GORDON S. DUNN, ROBERT A. KERR, JAMES C. MILLER III, HERBERT R. SILVER, HERBERT A. DENTON, ROBERT A. MARSHALL, JAMES M. MCCORMICK, OUTSOURCING SOLUTIONS INC., SHERMAN ACQUISITION CORPORATION AND THE UNION CORPORATION, (C.A. No. 16151-NC) (the "Second Action") have been filed in the Delaware Chancery Court. Such lawsuits allege, among other things, that the Merger Consideration and the terms of the Merger are inadequate and unfair. The Action and the Second Action also assert, among other things, that the members of the Company's Board of Directors named as defendants (the "Director Defendants"), have, in violation of their fiduciary duties, failed to maximize shareholder value, to conduct an adequate market check, to act independently and to properly inform themselves of the Company's value. No class action has been certified in either matter.

    The Company believes each such action to be baseless and without merit and that it intends to vigorously defend these matters. See "SPECIAL
FACTORS--Certain Legal Matters; Regulatory Approvals."

APPRAISAL RIGHTS

    Stockholders are entitled to appraisal rights under Delaware law in connection with the Merger. A Stockholder who objects to the Merger and follows specified procedures is entitled to appraisal rights with respect to the Merger. A copy of the full text of Section 262 of the DGCL is attached as Annex II hereto. See "SPECIAL FACTORS--Appraisal Rights."

THE MERGER AGREEMENT

THE OFFER

    Pursuant to the Merger Agreement and subject to the terms and conditions thereof, the Purchaser commenced the Offer on December 24, 1997. The Offer expired on January 23, 1998 at midnight, New York time at which time the Purchaser accepted and purchased the 4,614,568 Shares validly tendered and not withdrawn by Stockholders of the Company. See "MERGER AGREEMENT--The Offer."

THE MERGER

    On the date and time on which the Merger becomes effective (the "Effective Time"), the Company will be merged with and into Purchaser, with the Company as the Surviving Corporation, the Company will become a wholly-owned subsidiary of Parent, and each Share (other than Shares of the Company owned by the Company, Parent, Purchaser or their respective subsidiaries and other than Shares held by dissenting stockholders) will be converted automatically into the right to receive the Merger Consideration.

    As soon as practicable after the Effective Time, ChaseMellon Shareholder Services, LLC, the paying agent appointed by the Parent (the "Paying Agent"), will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (a "Certificate" or "Certificates") which are being converted into the right to receive the Merger Consideration pursuant to the Merger Agreement, a letter of transmittal with instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. After the Effective Time, there will be no further registration of transfers on the stock transfer books of the Company, as the Surviving Corporation, of Shares. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF SHARES UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL. See "MERGER AGREEMENT--The Merger."

THE BOARD OF DIRECTORS

    In accordance with the provisions of the Merger Agreement, upon consummation of the Offer, the Purchaser was entitled to designate up to such number of directors on the Board of Directors, rounded up to the next whole number, as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of Shares so accepted for payment and paid for or otherwise acquired or owned by the Purchaser or Parent and the denominator of which shall be the number of Shares then outstanding, and the Company and Board of Directors shall, at such time, take any and all such action needed to cause the Purchaser's designees to be appointed to the Board of Directors (including to cause directors to resign). On January 26, 1998, Messrs. Cooper, Denton, Dunn, Kerr, McCormick, Miller and Silver each resigned from the Board of Directors of the Company and Purchaser elected Messrs. Timothy G. Beffa, Daniel J. Dolan, David E. King and Tyler T. Zachem to the Board of Directors of the Company. In addition, promptly upon the Share Purchase, the Company and the Board of Directors agreed to take such further action as may be requested by Purchaser to cause Purchaser's designees to constitute at least a majority of the Board of Directors of each direct or indirect subsidiary of the Company (other than Allied Bond & Collection Agency, Inc. ("Allied Bond")). See "MERGER AGREEMENT--The Board of Directors."

STOCKHOLDERS' MEETING

    Pursuant to the Merger Agreement, as required by the DGCL in order to consummate the Merger, the Company has agreed that it shall, in accordance with applicable law, duly call, convene and hold a special meeting of its stockholders for the purpose of voting upon the Merger Agreement and the Merger and that the Merger Agreement and the Merger shall be submitted at such special meeting. PARENT HAS INFORMED THE COMPANY THAT IT WILL VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. THE PURCHASER ACQUIRED MORE THAN TWO-THIRDS OF THE OUTSTANDING SHARES IN THE OFFER AND, THEREFORE, HAS SUFFICIENT VOTING POWER TO APPROVE THE MERGER, EVEN IF NO OTHER SHAREHOLDER VOTES IN FAVOR OF THE MERGER. See "MERGER AGREEMENT--Shareholders' Meeting."

ADDITIONAL AGREEMENTS BETWEEN THE COMPANY AND PARENT

    The Merger Agreement provides that, among other things, except as otherwise consented to or approved in writing by Parent, during the period commencing on the date of the Merger Agreement until the Closing (as defined in the Merger Agreement) or the Merger Agreement shall have been terminated pursuant to the terms thereof, the Company and each of its subsidiaries will conduct their respective businesses substantially in the same manner as heretofore conducted and neither the Company nor any of its subsidiaries will engage in any transaction or activity, enter into any agreement or make any commitment (or materially amend certain material contracts).

DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION

    Parent has agreed in the Merger Agreement that from and after the Share Purchase, Parent shall cause the Company to (i) maintain in effect in the Certificate of Incorporation of the Company the provisions with respect to the indemnification set forth in Article SEVENTH of the Certificate of Incorporation of the Company as in effect on the date of the Share Purchase, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals (or their estates) who at the date of the Merger Agreement and/or the Share Purchase are or were directors, officers, employees or agents of the Company or its subsidiaries, unless such modification is required by law and (ii) maintain in effect for a period of six (6) years from the date of the Share Purchase each indemnification agreement in effect (as of such date) between the Company or any of its subsidiaries and officers and directors of the Company and its subsidiaries, which indemnification agreement shall not be amended or modified during such period in any manner that would adversely affect the rights of the individual who is a party thereto. In addition, prior to the Consummation of the Offer, the Company will purchase a six year "tail" insurance policy substantially identical to the Company's current directors' and officers' liability insurance with specified coverage amounts and reinstatement options covering those persons who are covered on the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy. In addition, prior to the Consummation of the Offer, the Company will purchase a six year "tail" insurance policy substantially identical to the Company's current directors' and officers' liability insurance with specified coverage amounts and reinstatement options covering those persons who are covered on the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy. See "MERGER AGREEMENT--Directors' and Officers' Insurance and Indemnification."

OPTIONS

    The Board of Directors adopted appropriate resolutions and caused the Company to take all actions necessary to obtain the consent of each holder of an outstanding option to purchase Shares (an "Option") to the effect that, upon the Share Purchase, each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash. As of the Share Purchase, consents had been received with respect to all but 3,500 of the then outstanding Options. Holders of all Options for which consents were obtained received a cash payment for such Option immediately after the Share Purchase. Pursuant to the Merger Agreement, all stock option plans of the Company ("Stock Plans") with respect to which appropriate consents have been received shall terminate as of the Effective Time and the provisions in any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time. See "MERGER AGREEMENT--Options."

SELECTED FINANCIAL INFORMATION

    Certain selected historical financial data of the Company is set forth under "SELECTED FINANCIAL INFORMATION." The data should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

PRICE RANGE OF SHARES

    The Shares are traded on the NYSE under the symbol "UCO". On December 22, 1997, the last full trading day prior to the public announcement of the Offer and Merger, the closing sale price of the Shares on the NYSE was $27.50 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES. See "PRICE RANGE OF SHARES; DIVIDENDS."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    As of the Record Date, the directors and executive officers of the Company, as a group, beneficially owned 4,920,688 Shares, or approximately 83.05% of the Shares outstanding on such date. Each officer and director of the Company disclaims beneficial ownership of any such Shares. The only person known by the Company to beneficially own five percent or more of the Shares as of the Record Date was Parent. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL. Stockholders are urged to read and consider carefully the information contained in this Proxy Statement and to consult with their personal financial and tax advisors.

    This Proxy Statement and the accompanying form of proxy are first being
mailed to stockholders on or about [            ], 1998.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.

    NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY, PURCHASER OR PARENT SINCE THE DATE HEREOF.

                                  INTRODUCTION

    This Proxy Statement is being furnished to the Stockholders of the Company in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Special Meeting.

    This Proxy Statement and accompanying Notice of Special Meeting of
Stockholders and form of proxy are first being mailed on or about [   ], 1998 to
stockholders entitled to notice of, or to vote at, the Special Meeting. At the Special Meeting, the stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. Under the terms of the Merger Agreement, at the Effective Time, (i) Purchaser will be merged with and into the Company, (ii) the Company will be the Surviving Corporation, (iii) the separate existence of Purchaser will cease, (iv) the Company will become a wholly-owned subsidiary of Parent, and (v) each Share (other than such capital stock of the Company owned by the Company, Parent, Purchaser, or their respective subsidiaries and other Shares of such capital stock held by dissenting stockholders) will be converted automatically into the right to receive the Merger Consideration.

    THE COMPANY'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                             PARTIES TO THE MERGER

    THE COMPANY. The Company's operations are currently comprised of five financial services companies, which furnish a broad range of credit and receivables management outsourcing services, such as credit authorization, customer service, credit usage management, management and collection of accounts receivable, and a variety of related inbound and outbound call-center services, to both large and small businesses. The Company employed approximately 2,000 persons at September 12, 1997. The principal executive offices of the Company are located at 211 King Street, Suite 100, Charleston, South Carolina 29401.

    THE PARENT. Parent was formed in September 1995 and is a leading provider of accounts receivable management services in the United States. Since 1995, Parent has acquired Account Portfolios, Inc., Continental Credit Services, Inc., A.M. Miller & Associates, Inc., Payco American Corporation, North Shore Agencies, Inc. and Accelerated Bureau of Collections, Inc. through a combination of investor equity, bank financing, seller financing and issuance of subordinated notes. Parent, through its subsidiaries, provides (i) contingent fee services, which involves collecting on delinquent consumer accounts for a fixed percentage of realized collections or a fixed fee per account, (ii) portfolio purchasing services, which involves acquiring portfolios of non-performing consumer receivables from credit grantors, and service such portfolios, retaining all amounts collected, and (iii) other related outsourcing services, including contract management of accounts receivable, billing and teleservicing. As of December 10, 1997, the Parent employed approximately 5,200 persons.

    THE PURCHASER. The Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are owned by Parent.

    The principal offices of the Parent and the Purchaser are located at 390 South Woods Mill Road, Suite 150, Chesterfield, Missouri 63017. The telephone number of the Parent and the Purchaser at such office is (314) 576-0022.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

    The Special Meeting is scheduled to be held at [10:00 a.m.] Eastern Standard
Time on [   ], 1998, at [      ].

VOTING AT THE SPECIAL MEETING

    The Board of Directors has fixed the close of business on [   ], 1998 as the
Record Date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of Shares at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 5,924,655 Shares outstanding and entitled to vote, held by approximately [ ] stockholders of record.

    The affirmative vote of the holders of capital stock with two-thirds of the voting power of all outstanding Shares is required under the Company's Certificate of Incorporation for approval of the Merger. AT THE CLOSE OF BUSINESS ON THE RECORD DATE, PARENT BENEFICIALLY OWNED 4,920,668 SHARES, CONSTITUTING APPROXIMATELY 83.05% OF THE OUTSTANDING SHARES (APPROXIMATELY 83.06% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS). PARENT HAS ADVISED THE COMPANY THAT IT WILL VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. APPROVAL OF THE MERGER IS THEREFORE ENSURED.

    Any Shares not voted (whether by abstention, broker non-vote or otherwise) will have the effect of votes "AGAINST" the Merger.

PROXIES

    This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this Proxy Statement and the accompanying Notice of Special Meeting of Stockholders and proxy to all shareholders of record on the Record Date, the Company will request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold Shares in order that such shares may be voted. The cost of the solicitation of proxies will be borne by the Company.

    Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares represented by properly executed proxies received by the Company and not revoked as described in the following paragraph will be voted at the Special Meeting in accordance with the instructions contained therein. If instructions are not contained therein, proxies will be voted FOR approval of the Merger Agreement and the Merger.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted (a) by filing with the Secretary of the Company written notice of such revocation bearing a later date than the proxy,
(b) by duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company, or (c) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to the attention of Richard Hoffman, Secretary, The Union Corporation, 211 King Street, Suite 100, Charleston, South Carolina 29401.

PROXY SOLICITATION

    All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. No solicitation in addition to this solicitation by use of the mails will be made in connection with this Proxy Statement. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to beneficial owners of Shares held of record by them, and such custodians will be reimbursed for their expenses in connection therewith.

    All information in this Proxy Statement concerning Parent and Purchaser has been supplied by Parent. All other information herein has been supplied by the Company.

OTHER MATTERS TO BE CONSIDERED

    It is not anticipated that any matter other than approval of the Merger will be brought before the Special Meeting. The By-Laws of the Company provide that no business may be transacted at a special meeting of stockholders unless it is included in the notice of the meeting or otherwise allowable under the DGCL, the Certificate of Incorporation or the By-Laws. However, if any other matter should properly come before the meeting, proxies will be voted in the discretion of the persons named in the enclosed proxy.

                                SPECIAL FACTORS

BACKGROUND TO THE MERGER

    On June 4, 1996, the Company announced publicly that Oppenheimer & Co., Inc. (now Oppenheimer) had been retained as financial advisor to explore strategic alternatives to maximize shareholder value. Oppenheimer advised the directors that a sale of the Company appeared to be the most effective means to maximize shareholder value. A large scale marketing effort was begun during the months of June, July, August and September. Approximately 200 candidates were approached during this time with 100 candidates signing confidentiality agreements. On behalf of the Company, Oppenheimer received 17 indications of interest with 12 advancing to the next round following a request for new bids. This narrowing of bidders, during the months of August and September 1996, was followed by a period where each bidder was given a chance to conduct due diligence. All 12 conducted preliminary legal and environmental due diligence with three dropping out. Nine were invited to management presentations during the months of September, October and November; two declined and seven parties attended the management presentations. Ultimately, one bidder offered a price of $28.00 per Share, 95% ($26.60) cash and 5% stock, and proceeded to go forward on diligence and drafting of a proposed agreement. The proposed transaction was terminated in April 1997 following a reduction by the bidder of the proposed offering price and certain other conditions deemed not to be in the best interest of the stockholders of the Company. The Company understands that the reduction of the proposed offering price was the result of concerns developed by the bidder following its environmental due diligence review. Thereafter, all marketing efforts relating to a sale of the Company were terminated.

    On April 21, 1997, NCO Group, Inc. ("NCO"), an accounts receivable management company, wrote to the Company expressing an interest in opening a dialogue with the Company relative to a potential business combination. NCO completed an initial public offering of its common stock in November 1996. NCO's April 21 letter did not set forth any specific proposals but suggested two scenarios, an all stock transaction at a price range of $24-$27 per Share payable in NCO stock or a cash transaction at a price range of $22-$25 per Share. On April 23, 1997, the Company responded to NCO's letter and declined further discussions with NCO, stating that, among other things, the price range for the Company set forth by NCO was insufficient. From time to time during the summer of 1997, NCO contacted the Company to explore a possible acquisition of the Company by NCO, but NCO did not then make any specific acquisition proposal.

    On August 5, 1997, Parent, one of the original 12 bidders that had previously indicated an interest in the Company, sent the Company an unsolicited letter expressing interest in acquiring the Company through a merger transaction at a cash price of $28.50 per Share. On August 18, 1997, the Company entered into a confidentiality agreement with Parent in order to allow Parent to commence limited due diligence and review certain non-public Company information. The Company informed Parent that it considered the $28.50 per Share cash price to be an unacceptable price, but agreed to continue discussions with Parent. The Company requested that Parent conduct only environmental and legal due diligence and respond with an acceptable cash price before conducting full-scale due diligence with respect to the Company.

    On September 2, 1997, NCO contacted the Company indicating an interest in acquiring or merging with the Company. On September 3, 1997, the Company informed NCO that the Company would consider its inquiry and would respond in due course. On September 9, 1997, NCO expressed its interest in discussing with the Company a stock-for-stock acquisition of the Company, accounted for as a pooling of interests, in which the Company's shareholders would receive NCO stock valued by NCO in excess of $35 per Share, and potentially in the high $30's depending upon its due diligence review.

    At a regular meeting of the Board on September 10, 1997, the Board discussed, among other things, the unsolicited all cash proposal from Parent and the unsolicited stock-for-stock proposal from NCO. The Board considered the proposals and concluded that the Company should continue discussions with both

Parent and NCO. It was the consensus of the Board that if the Company were to receive an offer to purchase the Company at a per Share price that the Board considered to be favorable to the Company's shareholders, it would be preferable to receive an all cash payment rather than stock. However, the Board also agreed that it would consider a stock-for-stock transaction if such a transaction were more advantageous to and in the best interests of the Company's shareholders.

    Thereafter, on September 15, 1997, representatives of the Company met with representatives of NCO to discuss NCO's proposal, and prior to such discussions, NCO and the Company entered into a confidentiality agreement. At that meeting, the Company's management advised NCO that a cash transaction was preferable to a stock transaction, and suggested that any stock-for-stock transaction should include, in addition to a collar on the NCO stock price, a mechanism that would allow the Company's stockholders to receive a guaranteed price in cash. Management requested that NCO respond to this suggestion. NCO did not respond to this suggestion.

    On September 23, 1997, after negotiations with the Company's management regarding the price, Parent advised the Company in a letter that, subject to the finalization of due diligence, it was prepared to offer to acquire the Company in a merger in which the Company's shareholders would receive $31.50 per Share in cash. Parent's proposal also requested that, in consideration for the expenses to be incurred by Parent in conducting due diligence and negotiating a definitive merger agreement, the Company and its agents agree that for a 30 day period, they would not encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any person other than Parent concerning any stock or asset purchase, merger or similar transaction. Based upon the increase in Parent's cash offer, the Company agreed to that requirement.

    On September 30, 1997, NCO sent a letter to the Company expressing an interest in discussing with the Company a merger transaction under one of three options: (1) an all cash transaction at $30 per Share; (2) a 50% cash and 50% stock deal valued by NCO at $34 per Share; or (3) an all stock transaction, accounted for as a pooling of interests, in which the Company's shareholders would receive a number of shares of NCO stock amounting to $39 per Share. This expression of interest was made prior to NCO conducting any due diligence, including environmental due diligence--an event that previously had caused other possible suitors to decline to bid for the Company or to discount the value of the Company's stock and, as stated above, a bidder to decrease its bid for the Company after conducting substantial due diligence. NCO's letter stated that the cash alternative was not a viable alternative and that an all stock transaction was the best alternative from NCO's perspective. NCO also mentioned, without elaboration, the possibility of providing an appropriate collar around NCO's stock, but did not respond to management's suggestion concerning a mechanism that would allow the Company's stockholders to receive a guaranteed price in cash. The Company informed NCO that it would consider NCO's proposals. On November 14, 1997, when Parent agreed after conducting substantial due diligence to maintain its offer of $31.50 per Share in cash, despite its reservations concerning environmental issues and certain litigation matters, the Company extended the exclusivity provisions contained in the September 23, 1997 letter agreement with Parent until December 31, 1997.

    At a regular meeting of the Board, on November 19, 1997, the Board considered the proposals submitted by NCO in its letter of September 30, 1997. Oppenheimer representatives made a presentation reviewing the NCO proposals. Oppenheimer concluded that the September 30, 1997 NCO letter did not make any proposals which were as favorable to the Company's shareholders as Parent's $31.50 per Share cash proposal. Oppenheimer concluded, based upon its analysis, that the two stock proposals in the NCO letter were not likely to result in the consummation of a transaction at the stated consideration. Among the reasons for Oppenheimer's conclusions relating to the stock proposals were the estimated value of the NCO stock taking into account, among other things, its high price/earnings multiple, the illiquidity of NCO's stock, the apparently highly dilutive effect of the proposals on NCO's stock and the absence of any due diligence on the part of NCO. After discussing Oppenheimer's analysis of NCO's proposals and considering the possible risk to the on-going negotiations with Parent in the event the Company were to pursue the NCO proposals, the Board unanimously resolved that Parent's offer of $31.50 per Share in cash was in the best interests of the Company's shareholders and superior to the proposals outlined by NCO. The Board also approved the extension of the exclusivity arrangement with Parent, and authorized the Company's management and agents to continue negotiations with Parent and to report to the Board before concluding such negotiations.

    On December 17, 1997, the Company's Board of Directors met to review the status of negotiations with Parent. At that meeting, Oppenheimer provided the Board with its written analysis of Parent's offer and provided the Board with its views concerning the fairness of Parent's offer. After discussion, the Board authorized management to proceed with negotiations and the finalization of the definitive transaction documents, subject to final approval by the Board. Thereafter, on December 22, 1997, the Company's Board met to consider the final terms of Parent's offer. At that meeting Oppenheimer rendered its written opinion that Parent's $31.50 cash per Share offer is fair to the Company's shareholders from a financial point of view, as described below. The Board approved the terms of the final agreement with Parent and authorized management to execute such agreement on behalf of the Company, and to prepare and file all necessary documents with the appropriate regulatory agencies. The Company, Parent and Purchaser executed the Merger Agreement on December 22, 1997.

    On December 23, 1997, after the transaction with Parent was publicly announced, NCO contacted the Company regarding the Merger.

    On December 24, 1997, pursuant to the Merger Agreement, Parent and Purchaser commenced the Offer for all of the issued and outstanding Shares of the Company.

    On December 29, 1997, the Action was filed in the Court of Chancery in the State of Delaware, New Castle County on behalf of the public shareholders of the Company. The Action alleged, among other things, that the Merger Consideration and the terms of the Merger are inadequate and unfair. The Action also asserted, among other things, that the Director Defendants, in violation of their fiduciary duties, failed to maximize shareholder value, to conduct an adequate market check, to act independently and to properly inform themselves of the Company's value. No class action has been certified in this matter.

    Subsequent to the commencement of the Offer, in a letter to Melvin Cooper, Chairman of the Board of the Company, dated January 16, 1998, NCO referred to its September 30, 1997 proposal to acquire the Company for $39 in NCO stock, "subject to due diligence and negotiation of an appropriate collar," and reaffirmed its interest in acquiring the Company at the prices quoted in its September 30, 1997 letter, and stated that after discussion with the Company regarding the Company's Share count and its 1998 and 1999 financial outlook, NCO "may be willing and able" to increase the prices quoted in that letter. In a further letter to Mr. Cooper dated January 19, 1998, NCO requested a meeting with management of the Company and the Company's Board of Directors to discuss its proposal to acquire the Company for $39 per Share in NCO stock. NCO stated that its January 19 letter was "to formally request a meeting with you, and the Board of Directors of The Union Corporation, to discuss an offer to acquire The Union Corporation. We believe you and the Board will determine our offer to be a superior offer to that of Outsourcing Solutions Inc. and Sherman Acquisition Corporation." NCO further stated that "As the offer was proposed, we believe that $39 per Share, paid in the Common Stock of NCO Group, Inc., to be a superior offer to that of Outsourcing Solutions, Inc. and Sherman Acquisition Corporation."

    At the regularly scheduled January 20, 1998 meeting of the Board, representatives of Oppenheimer reiterated their view, expressed on November 19, 1997, that the $30 per Share proposal by NCO was not as favorable to the Company's stockholders as the Offer and the Merger. The Board also reviewed NCO's statement in its September 30, 1997 letter that a cash offer was not a viable option because amortization and interest expense would bring the purchase price below a level that the Company would accept.

    With respect to the stock proposals, Oppenheimer expressed its views that an offer of NCO stock, as outlined in NCO's September 30, 1997 letter (reaffirmed and proposed in the January 16 and 19, 1998 letters), would expose the Company's stockholders to substantial risk that the price of NCO stock would not be maintained, that the Company's stockholders would face a significant problem with liquidity in NCO stock, and that there was a significant risk that a stock transaction with NCO would not be completed as proposed. Oppenheimer's conclusions regarding the stock proposals were based upon, among other things, the high price/earnings multiple at which NCO's stock had been trading as compared to comparable companies, the preliminary nature of NCO's proposals, the length of time which would be required to close a stock transaction with NCO and Oppenheimer's assessment, based on public information concerning NCO, of the discounted present value of NCO's cash flow after giving effect to the proposed transaction with the Company (taking into account various assumptions which Oppenheimer, in its judgement, deemed reasonable).

    The directors considered, among other things, the matters addressed in Oppenheimer's report, the uncertainties involved in consummating a transaction with NCO (including the Company's obligation to pay Parent a $7.7 million termination fee under certain circumstances), the length of time which would be required to close a stock transaction with NCO, and the financial market and business risks which would be faced by the Company during such period. The directors also considered the prospect of the Company's stockholders receiving promptly $31.50 per Share in cash if the Offer were consummated and the possibility of jeopardizing that transaction if the Company pursued the NCO proposals. Further, the directors were advised by Oppenheimer that it was aware of no developments which would cause it to withdraw its December 22, 1997 opinion that the aggregate consideration to be paid to the stockholders of the Company in the Offer and the Merger is fair, from a financial point of view, to such stockholders. Based on all of the foregoing, the Board unanimously determined that it was not in the best interest of the Company's stockholders to pursue the NCO proposals and that the NCO proposals were unlikely to result in a Superior Proposal (as defined in the Merger Agreement). Accordingly, the Board unanimously agreed to repeat and maintain its recommendation that all holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

    On January 21, 1998, a Second Amended Complaint (the "Second Amended Complaint") in the Action was filed in the Court of Chancery in the State of Delaware, New Castle County. In addition, on the same date, the Second Action was filed in the Court of Chancery in the State of Delaware, New Castle County on behalf of the public shareholders of the Company.

    In addition to the allegations previously asserted, the Second Amended Complaint also alleged that the directors of the Company failed to adequately consider and pursue an offer to acquire the Company by NCO and to adequately disclose information relating to such expression of interest by NCO on a timely basis. The Second Amended Complaint also alleged that the Director Defendants breached their fiduciary duties to maximize shareholder value, to act independently to protect the interests of the Company's public shareholders and to respond reasonably and on an informed basis to all BONA FIDE offers for the Company. The Second Amended Complaint further alleged that the Director Defendants were wrongly refusing to use the Company's shareholder rights plan to maximize shareholder value. In addition to the relief previously requested, the plaintiffs requested that the defendants be ordered to make full, corrective disclosure of all material information not yet disclosed and be enjoined and restrained from closing the Offer for a reasonable period of time to permit the information in Amendment No. 2 to the 14D-9 filed by the Company to be disseminated to and digested by the Company's shareholders. The allegations asserted and relief sought in the Second Action were substantially similar to those contained or sought, as the case may be, in the Second Amended Complaint.

    In a January 22, 1998 hearing, the Delaware Chancery Court denied the motion of the plaintiffs in the Action and the Second Action filed before it requesting a temporary restraining order enjoining consummation of the Offer.

    The Offer was consummated on January 23, 1998 when the Purchaser accepted and purchased the 4,614,568 Shares validly tendered and not withdrawn prior to such date by stockholders of the Company.

    On January 27, 1998, Messrs. Cooper, Denton, Dunn, Kerr, McCormick, Miller and Silver resigned as directors of the Company and Messrs. Cooper, Hewitt and Gill resigned as officers of the Company. Messrs. Timothy G. Beffa, Daniel J. Dolan, David E. King and Tyler T. Zachem were appointed to fill the resultant vacancies on the Board of Directors of the Company. Mr. Beffa was also elected Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Dolan was also elected Vice President, Chief Financial Officer and Treasurer of the Company. Mr. King was also elected Vice President of the Company. Mr. Hoffman was elected Secretary of the Company. Mr. Zachem was also elected Assistant Secretary of the Company.

    On February 10, 1997, Purchaser acquired an additional 306,100 Shares in an open-market transaction for $9,642,150 in cash.

OPINION OF FINANCIAL ADVISOR

    Pursuant to an engagement letter dated September 15, 1997, the Company retained Oppenheimer as its financial adviser in connection with the Merger. Oppenheimer issued its written opinion dated December 22, 1997, that as of such date, and based upon and subject to the various considerations set forth therein, the proposed consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to the stockholders of the Company from a financial point of view. No limitations were imposed by the Company upon Oppenheimer with respect to investigations made or procedures followed by Oppenheimer in rendering its opinion.

    THE FULL TEXT OF OPPENHEIMER'S OPINION DATED DECEMBER 22, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY OPPENHEIMER, IS ATTACHED HERETO AS ANNEX III. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. OPPENHEIMER'S OPINION IS ADDRESSED TO THE COMPANY'S BOARD, IS DIRECTED ONLY TO THE FAIRNESS TO SHAREHOLDERS (OTHER THAN PURCHASER) FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE PAID IN THE OFFER AND THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER OR THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW SHAREHOLDERS SHOULD VOTE AT THE SPECIAL MEETING.

    In connection with rendering its opinion dated December 22, 1997, Oppenheimer reviewed among other things: (a) the Merger Agreement; (b) the Tender Agreement; (c) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for the Company for the three fiscal years ended June 30, 1997; (d) certain other publicly available business and financial information relating to the Company;
(e) certain internal financial analyses, budgets, projections and forecasts for the Company, prepared by and reviewed with the management of the Company; (f) the views of senior management of the Company of the past and current business operations, results thereof, financial condition and future prospects; (g) a comparison of certain financial information for the Company, in each case with similar information for certain other companies considered comparable to the Company; (h) the financial terms of certain recent business combinations in the accounts receivable industry; (i) the current market environment generally and the accounts receivable environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Oppenheimer considered appropriate in the circumstances.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Oppenheimer believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Oppenheimer considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Oppenheimer's view of the actual value of the Company or the combined entity.

    The following is a summary of the analyses presented by Oppenheimer to the Company's Board in connection with Oppenheimer's written opinion dated December 22, 1997, the date the Company's Board of Directors approved the Offer and the
Merger:

    COMPARABLE COMPANY ANALYSIS. Using publicly available information, Oppenheimer compared selected financial information for the Company with similar information for eight selected comparable companies in the receivables management industry. However, no company is exactly comparable. Oppenheimer noted that of the group of selected companies, two companies are pure play collection companies: FCA International ("FCA") and NCO. FCA is a Canadian company in financial difficulty, while NCO recently completed an initial public offering and has a limited history of operations and is thinly traded. For each of these companies, Oppenheimer calculated, among other things, return on average assets, return on average equity, price/book, market capitalization/revenues, price/earnings per share ("EPS") for the latest twelve months ended September 30, 1997 ("LTM"), forecasted 1997 and forecasted 1998, and compared the results of these calculations to calculations made by Oppenheimer for the Company.

    This analysis showed, as of December 15, 1997, that the Company had a return on average assets of 6.73%, above the group average of 6.23%. The Company's return on average equity of 12.36% is below the group average of 17.55%. The Company's price/book and market capitalization/revenues of 2.19x and 1.31x are both below the group averages of 4.90x and 5.15x, respectively. In addition, the Company's EPS multiple for the LTM, 1997 and 1998 of 20.59x, 15.47x and 13.56x, respectively, are all below the group's averages of 27.30x, 23.88x and 18.33x respectively. Further, the trailing twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA") and net income margins for the Company of 15.81% and 6.82% are both below the comparable group mean of 26.61% and 15.69%.

    DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, Oppenheimer estimated the present value of the future streams of after-tax cash flows that the Company could produce through June 30, 2002. In this analysis, Oppenheimer estimated the terminal value multiple of cash flows to be a range from 9 to 12 times the Company's estimated after-tax cash flows for the twelve months ended June 30, 2002. This range of multiples reflects Oppenheimer's estimate of reasonable market expectations for trading values in the future. The after-tax cash flows and terminal values were discounted to present values using different rates (ranging from 11%-16%) chosen to reflect different assumptions regarding the required rates of return. The Company's weighted average cost of capital is approximately 11%, but Oppenheimer believes 15%-16% is more reasonable given market expectations. Oppenheimer prepared a discounted cash flow analysis, using the Company's earning estimates for 1998. Fiscal year 1999 was derived by taking the average net income margins for the last 6 months of forecasted 1998 (with a 5% reduction) multiplied by forecasted operating revenues minus corporate expense. Fiscal year 2000 to fiscal year 2002 is assumed to grow at that same rate. This analysis, using a 15% and 16% discount rate, indicated an implied range of values of the Company ranging from $157.4 million to $152.1 million.

    COMPARABLE TRANSACTIONS ANALYSIS. Oppenheimer compared the financial terms of the Merger to the financial terms, to the extent publicly available, of seven transactions Oppenheimer believed to be comparable for purposes of determining the imputed values of the Offer and the Merger.

    The seven recent acquisitions involving companies providing accounts receivable management services included the following: Allied Bond & Collection Agency/Union Corporation; Payco American Corporation/OSI Holdings Corporation (now known as Outsourcing Solutions Inc.); National Revenue/ Deluxe Corp.; National Action Financial Services/Sitel Corp.; Trans Union Corp. (Collections Division)/ NCO; Management Adjustment Bureau/NCO and CRW Financial, Inc. (Collections Division)/NCO.

    For each of these transactions, Oppenheimer reviewed firm value/trailing twelve months multiples to sales, earnings before interest and taxes ("EBIT") and EBITDA. Oppenheimer calculated the Company's firm value/trailing twelve months multiples to sales, EBIT and EBITDA to be 1.5,
9.2 and 11.9, respectively. The comparable accounts receivable companies reviewed by Oppenheimer had a mean firm value/ trailing twelve months multiples to sales, EBIT and EBITDA of 1.1, 6.6 and 12.8, respectively. In addition, for each of these transactions, Oppenheimer calculated the high, mean, median, and trimmed mean of offer value/trailing twelve months multiples to net income and book value and compared the results of these calculations to calculations made by Oppenheimer for the proposed Merger. The Company's offer value/trailing twelve months multiples to net income and book value of 22.7 and 2.7, respectively, were both lower than the comparable accounts receivable companies of 23.2 and 8.2, respectively.

    The purchase price of $31.50 per Share is above the mean and median averages for both the imputed firm value and the imputed equity value. The offer price is nearly 11% higher than the mean imputed firm value and over 28% greater than the median imputed firm value. The mean imputed equity value is $31.39, while the median imputed equity value of the Company is $27.54, 14.4% lower than the $31.50 purchase price.

    In performing its analyses, Oppenheimer made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Oppenheimer are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely to enable Oppenheimer to render its December 22, 1997 written opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

    In determining the valuation for the Company, Oppenheimer also considered these valuation factors: (1) History of Sales Process: Oppenheimer conducted two separate exclusive sales efforts for the Company. Approximately seventy parties were contacted during the first exclusive sales effort which started in 1994. The bids that were received were not deemed acceptable by management and the Board of Directors. Approximately two hundred parties were contacted for the second exclusive sale effort conducted during 1996. More than half of the seventeen parties that submitted bids dropped out due to concerns relating to environmental matters. The one party that was selected to proceed ultimately lowered its bid because of concerns relating to environmental matters, and the transaction was terminated due to concerns relating to environmental matters and price issues. (2) Environmental Matters: The Company has accrued approximately $4 million for future liabilities relating to environmental matters. A large number of potential bidders in the previous sales processes either dropped from the bidding process or deeply discounted their bids due to varying estimates on future liabilities relating to environmental matters. (3) Corporate History: The Company has a history of uneven earnings growth and periodic write-offs, prior to fiscal year 1996. Moreover, the initial terms of several of the Company's large call center outsourcing contracts are scheduled to expire within eighteen months.

    The Company's Board retained Oppenheimer based upon its experience and expertise. Oppenheimer is a nationally recognized investment banking and advisory firm. Oppenheimer, as part of its investment banking business, is continuously engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, Oppenheimer may, from time to time, have a long or short position in, and may buy or sell, securities of the Company both for its own account and for the accounts of customers.

    As compensation for Oppenheimer's services as financial advisor, the Company has paid Oppenheimer a fee equal to $4,250,000, plus reasonable out-of-pocket expenses. The Company has been informed that, of this amount, a research analyst formerly employed by Oppenheimer and currently employed by Lazard Freres & Co. is entitled to 10% of the net fee paid by the Company to Oppenheimer.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE COMPANY'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

REASONS FOR THE MERGER

    In reaching its conclusions set forth above, the Board of Directors considered a number of factors, including, without limitation, the following:

        (i) the opinion of Oppenheimer, described above, to the effect that, as of the date of Oppenheimer's opinion, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair, from a financial point of view, to the stockholders of the Company;

        (ii) a review of the financial condition, results of operations, business and prospects of the Company;

       (iii) the terms and conditions of the Merger Agreement, including the Offer, and the Tender Agreement;

        (iv) a review of the possible alternatives to the Offer and the Merger, including, among others, the possibility of continuing to operate the Company as an independent entity;

        (v) the extensive efforts to locate a suitable purchaser for the Company at an appropriate price, the certainty of the transaction with Parent and the availability to Parent of committed financing; and

        (vi) the trading price of the Shares, and that the $31.50 price per Share to be paid to the stockholders of the Company in the Offer and the Merger represents a premium of approximately 14.5% over the closing price for the Shares on The New York Stock Exchange on December 22, 1997, the last trading day prior to the public announcement of the Merger Agreement.

    In view of the wide variety of factors considered in connection with its evaluation of the Offer and the Merger, the Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of the Company with respect to the Merger, stockholders should be aware that certain officers and directors of the Company had interests in connection with the Merger Agreement and the Merger.

    TENDER AGREEMENTS. As a condition to the execution of the Merger Agreement, Parent required that the directors and executive officers of the Company enter into the Tender Agreement pursuant to which they agreed to tender (and not to withdraw) all Shares held by each such person (including the Rights (as defined in the Rights Agreement) associated therewith and any Shares acquired by such person after the date of the Tender Agreement) in the Offer. As of December 22, 1997, such individuals owned an aggregate of 238,216 Shares, or approximately 3.6% of the outstanding Shares on a fully diluted basis on such date. Each such officer and director tendered all Shares (including the corresponding Rights) held by such person in the Offer which was completed on January 23, 1998.

    EMPLOYMENT AGREEMENTS

    Each of Messrs. Cooper, Hewitt, Gill and Dunn had employment agreements with the Company providing for payments in the event of a change in control of the Company (as described in the respective agreements). Upon consummation of the Offer, such employment agreements terminated and each of Messrs. Cooper, Hewitt, Gill and Dunn resigned from their respective positions as officers of the Company and received a lump sum payment in the amounts of $8,970,324, $2,522,206, $1,178,105 and $1,641,096, respectively, in satisfaction of all payments due under his respective employment agreement. Additionally, Messrs. Cooper, Hewitt, Gill and Dunn each held $50,000, 34,986, 20,000 and 100,000 Options, respectively, which were exercisable at a weighted average exercise price of $22.50, $25.54, $21.84 and $13.63 per Share, respectively. Pursuant to the Merger Agreement, upon consummation of the Share Purchase, Messrs. Cooper, Hewitt, Gill and Dunn received lump sum cash payments of $450,000, $208,470, $193,125 and $1,787,500, respectively, and the related Options were cancelled. Finally, Messrs. Cooper, Hewitt, Gill and Dunn each held 115,276, 103,366, 31,500 and 10,000 Shares, respectively, which were tendered pursuant to the Offer amounting to the receipt of $3,631,194, $3,256,029, $992,250 and $315,000, respectively, upon the acceptance of such Shares of payment in the Share
Purchase.

    A portion of any payments which may be made to employees upon a change in control of the Company may be deemed an "excess parachute payment" within the meaning of the Code, in which event such portion will not be a tax-deductible expense for the Company.

    EMPLOYMENT AGREEMENT WITH MR. MACAULAY. Pursuant to an employment agreement effective July 1, 1995 and amended as of November 14, 1996 between Mr. Macaulay and TSI, Mr. Macaulay is employed as the President and Chief Executive Officer of TSI. The agreement expires on June 30, 1999, subject to earlier termination upon the occurrence of one or more events, including without limitation, Mr. Macaulay's election to treat certain events which may involve a change in control of the Company as a material breach of the agreement. Neither consummation of the Offer nor the Merger will constitute a change of control thereunder.

    Under the employment agreement, Mr. Macaulay is entitled to a base salary of $300,000 per annum and is also entitled to receive a bonus during each fiscal year during the term of the employment agreement, which shall not exceed $600,000 in any such fiscal year, based on the Adjusted Pre-tax Income (as defined therein) of TSI. During the term of Mr. Macaulay's employment agreement, TSI will be required to contribute $15,000 per annum to a non-qualified retirement plan established for him ($30,000 beginning with fiscal 1998). The employment agreement also provides that TSI will provide Mr. Macaulay with $1,000,000 in disability insurance benefits and $1,000,000 in life insurance benefits. In addition, if Mr. Macaulay retires from regular employment with TSI, he shall be entitled to continued medical insurance coverage paid by TSI.

    The employment agreement also provides that, upon the termination of the agreement in accordance with its terms on June 30, 1999, or in the event Mr. Macaulay voluntarily terminates his employment prior to such date, TSI may, at its option, elect to continue his employment through June 30, 2001 or such earlier date as TSI may choose in order to continue various requirements of the agreement. In the event of any such extension of the term of his employment, the only compensation to which Mr. Macaulay shall be entitled is the sum of $50,000 per annum for each year of such extension period, and TSI shall not be obligated to make the $30,000 per annum contribution to the non-qualified retirement plan established for him or to provide the disability and life insurance benefits described above. The agreement further provides that Mr. Macaulay shall not be required to devote any specified amount of his business time and efforts to the business of the Company during any such extension period.

    EMPLOYMENT AGREEMENTS WITH MR. HERBERT R. SILVER AND MR. BERNARD
SILVER. Pursuant to identical employment agreements, dated as of December 1, 1992 and amended as of November 11, 1996, between each of Mr. Herbert R. Silver and Mr. Bernard Silver and the Company and Allied Bond, Herbert R. Silver and Bernard Silver are employed as Co-Chairmen of Allied Bond. Each agreement expires on

June 30, 1998, subject to earlier termination upon the occurrence of one or more events including, without limitation, the executive's election to treat certain events which may involve a change in control of the Company as a material breach of the agreement. Neither consummation of the Offer nor the Merger will constitute a change of control thereunder. Each executive may also elect to terminate his employment in the event that the Co-Chairmen and/or their nominees no longer constitute a majority of the members of the Board of Directors of Allied Bond. In such event, Allied Bond would continue to pay base salary due through the remaining term of the agreement plus the pro-rated share of any bonus due through the date of termination.

    Under these employment agreements, each executive is entitled to an initial base salary of $125,000 per annum, subject to adjustment annually for increases in the Consumer Price Index. The employment agreement provides for the payment of bonuses equal to a specified percentage of base salary paid during the fiscal year if the Adjusted Pre-tax Income (as defined therein) of Allied Bond for the fiscal year exceeds the highest Adjusted Pre-tax Income for any of the fiscal years during the period of employment under the employment agreement. The employment agreement also provides that Allied Bond is required to provide each executive with $1,000,000 in disability insurance benefits and $1,000,000 in life insurance benefits.

    EMPLOYMENT AGREEMENT WITH MR. ZUCKER. Pursuant to an employment agreement, effective July 1, 1997, Mr. Zucker is employed as President and Chief Executive Officer of Allied Bond. The agreement expires on June 30, 1999, subject to earlier termination under certain circumstances at Mr. Zucker's election including a change in control of the Company. Neither consummation of the Offer nor the Merger will constitute a change of control thereunder.

    Under the employment agreement, Mr. Zucker is entitled to an initial base salary of $275,000 per annum, subject to adjustment annually by an amount equal to the annual increase in the Consumer Price Index. The employment agreement provides for the payment of performance-related bonuses equal to (i) a specified percentage (up to 50%) of base salary paid during the fiscal year based upon the Operating Income (as defined therein) of Allied Bond as compared to certain prior fiscal years and (ii) up to 25% of his base salary if the operating margins (as defined) exceed certain specified targets. At the discretion of the Board of Directors of Allied Bond, Mr. Zucker may also receive a discretionary bonus of up to 25% of annual base salary, provided, however, that the sum of the performance related bonuses and the discretionary bonus for any fiscal year may not exceed 100% of annual base salary for such fiscal year. The employment agreement also requires Allied Bond to provide Mr. Zucker with disability income insurance which will provide a monthly benefit of $7,500 per month and $1,000,000 in life insurance benefits. If Mr. Zucker's employment is terminated without "cause", Mr. Zucker shall be entitled to severance equal to the greater of one year of his annual base salary and the remaining base salary that would have been paid to him from the date of termination to the expiration date of the agreement. In such event, he shall also be entitled to the pro-rated share of any bonus due for such year in which his employment is so terminated.

    CHANGE IN CONTROL ARRANGEMENTS. Each of the employment agreements with Messrs. Macaulay, H. Silver, B. Silver and Zucker contains provisions providing for payments in the event of a change in control of the Company (as described in the respective agreements). Such payments are only required to be made if such change in control occurs without the approval of the Board of Directors. Neither consummation of the Offer nor the Merger constitute a change of control under these employment agreements. The agreements entered into with Messrs. Macaulay,
H. Silver and B. Silver generally provide that if the employee elects to terminate his employment following a change in control, he will be entitled to receive 299% of his "base amount" (as defined under the Internal Revenue Code of 1986, as amended (the "Code")) within a specified period following such termination. In addition, in the event of a change in control of the Company which has not been approved by the Board, Herbert R. Silver and Bernard Silver shall also be entitled to receive (i) up to an aggregate of $6.9 million, which represents amounts they would have been eligible to receive based on the financial performance of Allied Bond, as provided in the purchase agreement, as amended, pursuant to which the Company acquired substantially all of the assets of the Partnership, and (ii) certain other amounts payable to them under such agreement. Following a change in control of Allied Bond which has not been approved by the Board of Allied Bond, Mr. Zucker's agreement also provides that he may elect to terminate his employment and receive within a specified period following such termination 299% of his "base amount".

    SHAREHOLDER RIGHTS PLAN

    On February 17, 1988, the Board of Directors of the Company declared a dividend distribution of one common stock purchase right (a "Right") for each outstanding Share of Common Stock. The dividend was payable to holders of record of Common Stock at the close of business on March 14, 1988 (the "Rights Record Date"). The Rights were issued pursuant to a Rights Agreement dated as of March 14, 1988 between the Company and Registrar and Transfer Company, as Rights Agent (the "Rights Agreement") and become exercisable on the Distribution Date (as defined in the Rights Agreement).

    Consistent with the Board's approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and its recommendation that all stockholders accept the Offer and tender their Shares in response thereto, the Board approved on December 22, 1997 an amendment to the Rights Agreement exempting the Merger Agreement, the Offer and the Merger from the restrictions imposed on offerors generally by the Rights Agreement, so long as the Merger Agreement has not been terminated.

    INDEMNIFICATION AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

    The Company has entered into indemnification agreements with each of its directors and executive officers. Under those agreements, the Company has agreed to indemnify such directors and executive officers against certain liabilities arising out of their service as a director or officer of the Company and/or any subsidiary of the Company. The indemnification agreements provide, as a contract right, substantially the same protection as is currently provided by the Company's Certificate of Incorporation and By-Laws and also provide a clear procedure for pursuit of a claim to indemnification. In addition, the agreements provide for the creation and funding of a trust to satisfy indemnification claims in the event of the occurrence of a Potential Change in Control (as defined in such indemnification agreements). The indemnification agreements are applicable to claims asserted after their respective effective dates arising from acts or omissions occurring before or after their effective dates. The Merger Agreement provides, among other things, that the Parent shall cause the Company to maintain and/or provide certain indemnification and insurance arrangement for certain directors, officers and employees of the Company for a period of six (6) years from the date of the consummation of the Offer. See "MERGER AGREEMENT--Interests of Certain Persons in the Merger--Directors' and Officers' Insurance and Indemnification."

FINANCING OF THE MERGER

    The total amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related costs and expenses is estimated to be approximately $206 million.

    Upon consummation of the Offer, Parent entered into the Second Amended and Restated Credit Agreement with GSCP, Chase, CSI and various lenders (collectively, the "Banks") providing for (i) the Term Facilities and (ii) the Revolving Facility. In connection with such financing, GSCP and CSI act as Co-Arrangers, GSCP and Chase acts as Co-Administrative Agents and SunTrust Bank, Atlanta acts as Collateral Agent.

    The Term Facilities consist of (i) a Tranche A Term Loan of $62.5 million and, (ii) a Tranche B Term Loan of $124.9 million and (iii) a Tranche C Term Loan of $225.0 million. The Term Facilities provide for quarterly amortization until final maturity. The Tranche A Term Loan matures on October 15, 2001, the Tranche B Term Loan matures on October 15, 2003, and the Tranche C Loan matures on October 15, 2004.

    Subject to reduction in the event Parent meets leverage and interest coverage tests, the Tranche A Term Loan will bear interest, at the Parent's option, (a) at a base rate equal to the greater of (i) the federal funds rate plus 0.5% or (ii) Chase's customary base rate, plus 1.5% or (b) at the reserve adjusted Eurodollar rate plus 2.5%. Subject to reduction in the event the Parent meets leverage and interest coverage tests, the Tranche B Term Loan and Tranche C Term Loan will each bear interest, at the Parent's option, (a) at a base rate equal to the greater of (i) the federal funds rate plus 0.5% or (ii) Chase's customary base rate, plus 2.0% or (b) at the reserve adjusted Eurodollar rate plus 3.0%.

    Subject to certain conditions, Parent has the ability to borrow an additional $58.0 million for working capital, general corporate purposes and acquisitions under the Revolving Facility.

    The Revolving Facility terminates on October 15, 2001 and is fully revolving until final maturity. Subject to reduction in the event Parent meets certain leverage and interest coverage tests, the Revolving Facility bears interest, at the Parent's option, (a) at a base rate equal to the greater of (i) the federal funds rate plus 0.5% or (ii) Chase's customary base rate, plus 1.5% or (b) at the reserve adjusted Eurodollar rate plus 2.5%.

    The margin regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with the margin regulations.

    Parent currently has not made any plans or arrangements to either refinance or repay the loans under Parent's Second Amended and Restated Bank Facility.

ACCOUNTING TREATMENT OF THE MERGER

    The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated based on the fair value of assets acquired and liabilities assumed.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of certain U.S. federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Merger. Except as specifically noted, this discussion applies only to a U.S. Holder (as defined herein). This summary does not address any tax consequences of the Merger to U.S. Holders who exercise appraisal rights under Delaware law. It applies only to U.S. Holders that hold Shares as capital assets and does not address aspects of U.S. federal income tax law that may be applicable to shareholders that are subject to special tax rules, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who acquired Shares pursuant to an exercise of employee stock options or rights which were or are subject to forfeiture restrictions or otherwise as compensation, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes and persons that have a "functional currency" other than the U.S. dollar. Also, this summary does not address state, local or foreign tax consequences of the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder.

    For purposes of this discussion, a "U.S. Holder" means a holder of Shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a partnership or corporation created in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in U.S. Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, that elect to continue to be treated as U.S. persons will also be treated as U.S. Holders. A Non-U.S. Holder is a holder of Shares that is not a U.S. Holder.

    The receipt of cash for Shares pursuant to the Merger by a U.S. Holder will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received by the shareholders pursuant to the Merger and such U.S. Holder's adjusted tax basis in such Shares. Any such gain or loss will be capital gain or loss. The maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Shares exceeds one
(1) year and will be further reduced if such Shares were held for more than eighteen (18) months. There are limitations on the deductibility of capital losses.

    INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. United States information reporting will apply to proceeds from the sale of Shares paid by a United States payor to a U.S. Holder (other than an "exempt recipient," including a corporation, a payee that is a Non-U.S. Holder that provides an appropriate certification and certain other persons). As noted in Section 3, a United States payor will be required to withhold 31% of any such payment within the United States to a holder (other than an "exempt recipient") if such holder fails to furnish its correct taxpayer identification number and to certify under penalties of perjury that such holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary or otherwise fails to comply with such backup withholding requirements. Accordingly, each shareholder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF, EXISTING AND PROPOSED U.S. TREASURY REGULATIONS PROMULGATED THEREUNDER, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, CHANGES TO ANY OF WHICH COULD AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN AND COULD BE MADE ON A RETROACTIVE BASIS. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, STATE, LOCAL AND FOREIGN TAX LAWS.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered shareholders of the Company therein be filed with the Commission and disclosed to shareholders of the Company prior to consummation of the Merger.

    ANTITRUST. Under the HSR Act, certain mergers and acquisitions may not be consummated unless certain information has been furnished to the United States Department of Justice ("DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The transactions contemplated by the Merger Agreement are subject to the HSR Act requirements. On

January 13, 1998, the Company and Parent were each notified by the FTC that early termination of the waiting period under the HSR Act was granted effective January 13, 1998.

    SHAREHOLDER LITIGATION. On December 29, 1997, the Action was filed in the Court of Chancery in the State of Delaware, New Castle County on behalf of the public shareholders of the Company. The Action alleges, among other things, that the Merger Consideration and the terms of the Merger are inadequate and unfair. The Action also asserts, among other things, that the Director Defendants, have, in violation of their fiduciary duties, failed to maximize shareholder value, to conduct an adequate market check, to act independently and to properly inform themselves of the Company's value. No class action has been certified in this matter.

    The complaint seeks a declaration that: (i) the action is properly maintainable as a class action and certifying plaintiff as the representative of the class; (ii) defendants have breached and are breaching their fiduciary and other duties to plaintiff and other members of the potential class and (iii) the proposed transaction is a legal nullity. The complaint also seeks to enjoin defendants and their agents from proceeding with, consummating or closing the proposed transaction or, alternatively, to rescind the transaction in the event that the transaction is consummated. The complaint also seeks compensatory damages, in an amount to be determined at trial, together with pre-judgment and post-judgment interest, attorney's fees and costs.

    The Company believes the Action to be baseless and without merit and it intends to vigorously defend this matter.

    On January 21, 1998, the Second Amended Complaint in the Action was filed in the Court of Chancery in the State of Delaware, New Castle County. In addition, on the same date, the Second Action was filed in the Court of Chancery in the State of Delaware, New Castle County on behalf of the public shareholders of the Company.

    In addition to the allegations previously asserted, the Second Amended Complaint also alleges that the directors of the Company failed to adequately consider and pursue an offer to acquire the Company by NCO and to adequately disclose information relating to such expression of interest by NCO on a timely basis. The Second Amended Complaint also alleges that the Director Defendants breached their fiduciary duties to maximize shareholder value, to act independently to protect the interests of the Company's public shareholders and to respond reasonably and on an informed basis to all BONA FIDE offers for the Company. The Second Amended Complaint further alleges that the Director Defendants are wrongly refusing to use the Company's shareholder rights plan to maximize shareholder value. In addition to the relief previously requested, the plaintiffs requested that the defendants be ordered to make full, corrective disclosure of all material information not yet disclosed and be enjoined and restrained from closing the Offer for a reasonable period of time to permit the information in Amendment No. 2 to the 14D-9 filed by the Company to be disseminated to and digested by the Company's shareholders.

    The allegations asserted and relief sought in the Second Action are substantially similar to those contained or sought, as the case may be, in the Second Amended Complaint. The Company believes that each of the Second Amended Complaint and the Second Action and the characterizations contained in each such complaint are without foundation and contrary to fact and it intends to vigorously defend these matters.

    In a January 22, 1998 hearing, the Delaware Court of Chancery Court (the "Delaware Chancery Court") denied the motion of the plaintiffs in the Action and the Second Action filed before it requesting a temporary restraining order enjoining consummation of the Offer.

APPRAISAL RIGHTS

    Under the DGCL, any stockholder that does not wish to accept the Merger Consideration for his, her or its Shares as provided in the Merger Agreement has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for the Shares, provided that such stockholder complies with the provisions of Section 262 of the DGCL. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Shares of the Company as to which appraisal rights are asserted. A person having a beneficial interest in Shares of the Company that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

    The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by the full text of Section 262 of the DGCL that is reprinted in its entirety as Annex II. THIS DISCUSSION SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE STRICTLY TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    Under Section 262 of the DGCL, holders of Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. Additionally, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for such meeting with respect to Shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262 of the DGCL.

    This Proxy Statement constitutes such notice to the holders of Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Annex II. Any stockholder who wishes to exercise such appraisal rights or that wishes to preserve his, her or its right to do so should review the following discussion and Annex II carefully, because failure to timely and properly comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

    Each stockholder of the Company electing to demand appraisal of his or her Shares shall deliver to the Company, before voting on the Merger at the Special Meeting, a written demand for appraisal of his or her Shares of the Company. Such demand must reasonably inform the Company of the identity of the stockholder and that such stockholder intends thereby to demand the appraisal of his or her Shares of the Company. This written demand for appraisal of the Shares of the Company must be in addition to and separate from any proxy or vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for appraisal within the meaning of
Section 262. Any stockholder electing to demand his appraisal rights will not be granted appraisal rights under Section 262 if such stockholder has either voted in favor of the Merger or consented thereto in writing (including by granting a proxy or by returning a signed proxy without specifying a vote against the Merger or a direction to abstain from such vote). Additionally, appraisal rights will not be available under Section 262 if the stockholder does not continuously hold through the Effective Time his, her or its Shares of the Company with respect to which he, she or it demands appraisal.

    A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing Shares of the Company. If the Shares of the Company are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the Shares of the Company are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

    A record owner, such as a broker, who holds Shares of the Company as a nominee for others, may exercise appraisal rights with respect to the Shares of the Company held for all or less than all beneficial owners of Shares of the Company as to which such person is the record owner. In such case the written demand must set forth the number of Shares of the Company covered by such demand. Where the number of Shares of the Company is not expressly stated, the demand will be presumed to cover all Shares of the Company outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

    A stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to the Secretary of the Company at 211 King Street, Suite 100, Charleston, South Carolina 29401. The written demand for appraisal must specify the stockholder's name and mailing address, the number of Shares of the Company owned, and that the stockholder is thereby demanding appraisal of his or her Shares of the Company. Within ten days after the Effective Time, the Company must provide notice to all stockholders who have complied with Section 262 and have not voted in favor of or consented to the adoption of the Merger Agreement.

    Within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of the Shares of the Company of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares of the Company owned by such stockholders, determining the fair value of such Shares of the Company, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

    Stockholders considering seeking appraisal should have in mind that the "fair value" of their Shares of the Company determined under Section 262 could be more than, the same as or less than the Merger Consideration, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares of the Company entitled to appraisal.

    Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, from and after the Effective Time, be entitled to vote for any purpose the Shares of the Company subject to such demand or to receive payment of dividends or other distributions on such Shares of the Company, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw his or her demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of Shares of the Company shall be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

    THE PROVISIONS OF SECTION 262 ARE COMPLEX AND TECHNICAL IN NATURE. SHAREHOLDERS DESIRING TO EXERCISE DISSENTERS' RIGHTS MAY WISH TO CONSULT COUNSEL, SINCE THE FAILURE TO COMPLY STRICTLY WITH THESE PROVISIONS WILL RESULT IN THE LOSS OF THEIR DISSENTERS' RIGHTS.

CERTAIN EFFECTS OF THE CONSUMMATION OF THE MERGER

    Upon consummation of the Merger, the Company intends to delist the Shares, to terminate the registration of Shares under the Exchange Act and to terminate the duty of the Company to file reports under the Exchange Act. In addition, if the Shares are not listed on the New York Stock Exchange or any other national exchange, the Shares will no longer constitute "margin securities" under the rules of the Federal Reserve Board, with the result, among others, that lenders may no longer extend credit on collateral of the Shares.

    In addition, at the Effective Time, each outstanding Share of Common Stock will be converted into the right to receive the Merger Consideration and the holders of Shares immediately before the consummation of the Merger will possess no further interest in, or rights as stockholders of, the Company.

                                MERGER AGREEMENT

    MERGER AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ATTACHED AS ANNEX I HERETO.

    THE OFFER. Pursuant to the Merger Agreement and subject to the terms and conditions thereof, the Purchaser commenced the Offer on December 24, 1997. The Offer expired on January 23, 1998 at midnight, New York time at which time the Purchaser accepted and purchased the 4,614,568 Shares validly tendered and not withdrawn by Stockholders of the Company.

    In the Merger Agreement, the Company consented to the Offer and the Merger and represented that (a) the Board of Directors has by unanimous vote (i) determined that each of the Offer and the Merger is fair to and in the best interests of the holders of Shares, (ii) approved the Offer and the Merger and adopted the Merger Agreement in accordance with the provisions of the DGCL,
(iii) recommended acceptance of the Offer and approval and adoption of the Merger Agreement by the shareholders of the Company and (iv) taken all other action necessary to render (x) Section 203 of the DGCL and other state takeover statutes, (y) Article FIFTH of the Company's Certificate of Incorporation (except for the requirement that the Merger be approved by the holders of not less than two-thirds of the outstanding Shares), and (z) the Rights Agreement inapplicable to the Offer and Merger, and (b) Oppenheimer delivered to the Board of Directors its opinion that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to holders of such Shares.

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DGCL, the Purchaser shall be merged with and into the Company as soon as practicable following the fulfillment or waiver of the conditions set forth in the Merger Agreement which are described below. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

    At the Effective Time, each Share then issued and outstanding (other than (i) any Shares that are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent, or any direct or indirect subsidiary of Parent (including the Purchaser), all of which Shares will be cancelled and none of which shall receive any payment with respect thereto, and (ii) Shares held by shareholders who perfect their appraisal rights under the DGCL) will by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holder thereof, be cancelled and converted into and represent the right to receive an amount in cash, without interest, equal to the Merger Consideration.

    As soon as practicable after the Effective Time, the Paying Agent will mail to each holder of record a Certificate or Certificates which are being converted into the right to receive the Merger Consideration pursuant to the Merger Agreement and a letter of transmittal with instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. After the Effective Time, there will be no further registration of transfers on the stock transfer books of the Company, as the Surviving Corporation, of Shares. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF SHARES UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL.

    Upon the surrender of a Certificate to the Paying Agent, together with a duly executed letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor an amount of cash equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate, less any applicable withholding taxes. In the event of a transfer of ownership of Shares which is not registered on the transfer records of the Company, the appropriate amount of the Merger Consideration may be delivered to a transferee if the Certificate representing such Common Stock is presented to the Paying Agent, together with the related letter of transmittal, and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

    Until a Certificate representing Shares has been surrendered to the Paying Agent, each such Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the shareholder is entitled under the Merger Agreement.

    At the Effective Time, each share of common stock, par value $0.01 per share, of Purchaser then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, $0.50 par value, of the Surviving Corporation.

    The Merger Agreement provides that the respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

        (i) to the extent required by applicable law, the Merger Agreement and the Merger shall have been approved and adopted by holders of the requisite number of outstanding Shares of the Company entitled to vote in accordance with applicable law and the Company's Certificate of Incorporation and By-Laws;

        (ii) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

       (iii) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated thereby and which is in effect at the Effective Time, PROVIDED, HOWEVER, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; and

        (iv) no statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger or has the effect of making the purchase of the Shares illegal.

    THE BOARD OF DIRECTORS. In accordance with the provisions of the Merger Agreement, upon consummation of the Offer, the Purchaser was entitled to designate up to such number of directors on the Board of Directors, rounded up to the next whole number, as will give the Purchaser, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of Shares so accepted for payment and paid for or otherwise acquired or owned by the Purchaser or Parent and the denominator of which shall be the number of Shares then outstanding, and the Company and Board of Directors shall, at such time, take any and all such action needed to cause the Purchaser's designees to be appointed to the Board of Directors (including to cause directors to resign). On January 26, 1998, in accordance with the terms of the Merger Agreement, Messrs. Cooper, Denton, Dunn, Kerr, McCormick, Miller and Silver each resigned from the Board of Directors of the Company and Messrs. Beffa, Dolan, King and Zachem were appointed to the Board of Directors of the Company as the Purchaser's designees. In addition, promptly upon consummation of the Offer, the Company and the Board of Directors agreed to take such further action as may be requested by Purchaser to cause Purchaser's designees to constitute at least a majority of the Board of Directors of each direct or indirect subsidiary of the Company (other than Allied Bond).

    SHAREHOLDERS' MEETING. Pursuant to the Merger Agreement, as required by the DGCL in order to consummate the Merger, the Company has agreed that it shall, in accordance with applicable law, duly call, convene and hold a special meeting of its shareholders for the purpose of voting upon the Merger Agreement and the Merger and that the Merger Agreement and the Merger shall be submitted at such special meeting. If necessary, after this Proxy Statement shall have been mailed, the Company has agreed to promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company has agreed in the Merger Agreement to use its reasonable best efforts to solicit from its shareholders proxies, and shall take all other action necessary and advisable, to secure the vote of shareholders required by applicable law to obtain the approval for the Merger Agreement and the Merger. THE PARENT BENEFICIALLY OWNS MORE THAN TWO-THIRDS OF THE OUTSTANDING SHARES ON THE RECORD DATE. PARENT HAS ADVISED THE COMPANY THAT IT WILL VOTE IN FAVOR OF THE APPROVAL OF THE MERGER. APPROVAL OF THE MERGER IS THEREFORE ENSURED.

    INTERIM OPERATIONS. The Merger Agreement provides that, except as otherwise consented to or approved in writing by Parent (which consent or approval shall not be unreasonably withheld), during the period commencing on the date of the Merger Agreement until the Closing (as defined in the Merger Agreement) or the Merger Agreement shall have been terminated pursuant to the terms thereof, (a) the Company and each of its subsidiaries will conduct their respective businesses substantially in the same manner as heretofore conducted and neither the Company nor any of its subsidiaries will engage in any transaction or activity, enter into any agreement or make any commitment (or materially amend certain material contracts), except (i) as previously disclosed to the Parent and Purchaser in the Merger Agreement, (ii) in the ordinary course of business and consistent with past practices or pursuant to an agreement to which the Company or any of such subsidiaries is a party (including transactions in the call center outsourcing business), (iii) as contemplated by the Merger Agreement, or (iv) which would not be reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole, (b) except as otherwise permitted by the Merger Agreement, neither the Company nor its subsidiaries will intentionally take any action that would cause, or intentionally omit to take any reasonable action that in all likelihood would prevent, any of the representations and warranties contained in the Merger Agreement which are qualified as to materiality to fail to be true and correct in any respect or any representation or warranty not so qualified to fail to be true and correct in all material respects, as if such representations and warranties were deemed to be made at and as of the Closing (except to the extent any such representation or warranty was expressly made only as of a different date), (c) neither the Company nor any of its subsidiaries shall, except as provided in the Merger Agreement or as disclosed in the Merger Agreement (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, make any material investment in any other entity which is not a wholly-owned affiliate of the Company or relinquish any material contract rights; (ii) acquire (including by lease) any material assets or properties or dispose of, mortgage or encumber any of its material assets or properties (except in each case in the ordinary course of business and consistent with past practice or pursuant to an agreement to which the Company or any subsidiary is a party on the date hereof); (iii) make or commit to make any capital expenditures in excess of $150,000; (iv) make any change in accounting principles (except as may be required by generally accepted accounting principles or Commission regulations, in which event, the Company will fully disclose any such change and the reason(s) therefor); (v) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (vi) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary, wages or commissions of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or agreements or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (vii) except for transactions between the Company and subsidiaries or in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness or other liability (other than indebtedness incurred under the Amended and Restated Credit Agreement dated December 31, 1994, between the Company and Bank of Boston, Connecticut (the "Existing Credit Facility"), provided that there shall not be any material increase in the amounts outstanding under the Existing Credit Facility, other than in the ordinary course of business, or otherwise as an accommodation, except for guarantees by the Company of obligations of subsidiaries or guarantees by subsidiaries of the Company of obligations of other subsidiaries of the Company, become responsible for the obligations of any person or, other than in the ordinary course of business consistent with past practice, make any loan or other extension of credit except for intercompany transactions between Company and subsidiaries and between subsidiaries; (viii) agree to the settlement of any material claim or litigation including, but not limited to, claims or litigation in respect of, related to or arising out of any environmental laws or matters; (ix) make any material tax election or settle or compromise any material tax liability; (x) permit any insurance policy naming it as beneficiary or a loss payable payee to be cancelled without notice to Parent, except for the cancellation of insurance policies required to be maintained by third parties for the benefit of the Company or any subsidiary of which such cancellation neither the Company nor any subsidiary has notice; (xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger); or (xii) agree, in writing or otherwise, to take any of the foregoing actions, (d) neither the Company nor any of its subsidiaries will (i) change or amend its Certificate of Incorporation or By-Laws, (ii) issue or sell any shares of its capital stock (other than shares issuable upon exercise of currently outstanding options), nor issue options (other than automatic issuances pursuant to the terms of a plan in effect on the date hereof or pursuant to the terms of any existing employment agreement), warrants to purchase, or rights to subscribe to, any shares of its capital stock, or enter into any arrangement or contract with respect thereto, or (iii) make any other material changes in its capital structure, other than dividends and other intercompany transfers in the ordinary course of business between any wholly-owned subsidiary and the Company or between wholly-owned subsidiaries, (e) except as previously disclosed, the Company will use all reasonable efforts to preserve the business, business organization and goodwill of the Company and each of its subsidiaries, keep in place their present executive officers and key employees, and preserve their present relationships with persons having business dealings with them, (f) the Company will use all commercially reasonable efforts to maintain, and will cause each of its subsidiaries to maintain, insurance substantially at current levels on all property, real, personal and mixed, owned or leased by them, (g) the Company will duly file all reports required to be filed by it with the Commission pursuant to the Exchange Act and submit copies thereof to Parent simultaneously with the following thereof, (h) the Company shall not redeem the Rights or amend (other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the Effective Time without the consent of Parent unless required to do so by a court of competent jurisdiction, and (i) prior to the Closing, the Company will not declare, pay or set aside for payment any dividend or distributions, including a distribution of rights, in respect of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock, except as contemplated by the Merger Agreement, in connection with the cancellation or exercise of stock options, or any such dividends, distributions or payments made by or to any subsidiary.

    NO SOLICITATION. The Merger Agreement provides that the Company and its affiliates and each of their respective officers, directors, employees, representatives and agents shall immediately upon the execution of the Merger Agreement cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Neither the Company nor any of its affiliates shall, directly or indirectly, take (and the Company shall not authorize or permit its affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates to so take) any action to (i) encourage, solicit or initiate the making of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any person or entity (other than Parent or the Purchaser or their representatives) in connection with, or take any other action to facilitate any inquiries or the making of any proposal (including, without limitation, by taking any action (except as allowed therein) that would make the Rights Agreement, Section 203 of the DGCL or the provisions of Article FIFTH of the Company's Certificate of Incorporation inapplicable to an Acquisition Proposal) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, provided, however, that the Company, in response to an unsolicited Acquisition Proposal and in compliance with certain disclosure obligations contained in the Merger Agreement, as more fully described in the next succeeding paragraph, may participate in discussions or negotiations with or furnish information to any third party which proposes a transaction which the Board of Directors reasonably determines will result in a Superior Proposal (as defined below) if the Board of Directors believes (and has been advised in writing by independent outside counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable law. In addition, neither the Board of Directors nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser the approval and recommendation of the Offer and the Merger Agreement or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, provided that the Company may recommend to its shareholders an Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (i) the Board of Directors has determined that the Acquisition Proposal is a Superior Proposal, (ii) all the conditions to the Company's right to terminate the Merger Agreement in accordance with the terms thereof have been satisfied (including the expiration of the three business day period described therein and the payment of the Termination Fee (as defined therein) and all other amounts required to be paid pursuant thereto), (iii) simultaneously with such withdrawal, modification or recommendation, the Merger Agreement is terminated in accordance with its terms and (iv) the Acquisition Proposal does not provide for any breakup fee or other inducement to the acquiror other than reimbursement of out-of-pocket expenses incurred in connection with such Acquisition Proposal.

    In addition to the obligations of the Company set forth in the preceding paragraph, on the date of receipt thereof, the Company has agreed, pursuant to the Merger Agreement, to advise Parent of any request for information or Acquisition Proposal, or any inquiry or proposal with respect to any Acquisition Proposal and the material terms and conditions of such request or takeover proposal.

    "Acquisition Proposal", as used herein, shall mean any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or of over 10% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement. As used herein, "Superior Proposal" shall mean a bona fide proposal made by a third party to acquire all of the outstanding Shares of the Company pursuant to a tender offer, a merger or a sale of all of the assets of the Company (x) on terms which a majority of the members of the Board of Directors determines in its good faith reasonable judgment (based on the advice of independent outside financial and legal advisors) to be more favorable to the Company and its shareholders than the transactions contemplated by the Merger Agreement, (y) for which in the good faith reasonable judgment of the Board of Directors adequate financing or other consideration is then available and (z) which does not provide for any breakup fee or other inducement to the acquiror other than reimbursement of documented out-of-pocket expenses incurred in connection with the Superior Proposal. Any actions permitted under, and taken in compliance with, this provision of the Merger Agreement shall not be deemed a breach of any other covenant or agreement of such party contained in the Merger Agreement.

    DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. Parent has agreed in the Merger Agreement that from and after the Consummation of the Offer, Parent shall cause the Company to (i) maintain in effect in the Certificate of Incorporation of the Company the provisions with respect to the indemnification set forth in Article SEVENTH of the Certificate of Incorporation of the Company as in effect on the date of the Consummation of the Offer, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals (or their estates) who at the date of the Merger Agreement and/or the date of the Consummation of the Offer are or were directors, officers, employees or agents of the Company or its subsidiaries, unless such modification is required by law and (ii) maintain in effect for a period of six years from the date of the Consummation of the Offer each indemnification agreement in effect (as of such date) between the Company or any of its subsidiaries and officers and directors of the Company and its subsidiaries, which indemnification agreement shall not be amended or modified during such period in any manner that would adversely affect the rights of the individual who is a party thereto. In addition, prior to the Consummation of the Offer, the Company will purchase a six year "tail" insurance policy substantially identical to the Company's current directors' and officers' liability insurance with specified coverage amounts and reinstatement options covering those persons who are covered on the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy.

    COMPENSATION AND BENEFITS. Parent has agreed that, until the first anniversary of the Effective Time, (a) Parent shall ensure that all employees and officers of the Company and its subsidiaries receive compensation and benefits in the aggregate substantially comparable to the compensation and benefits received by such individuals immediately prior to the date of the Merger Agreement, it being understood that, notwithstanding the foregoing, following the Effective Time, Parent may terminate the employment of any employee (subject to the payment of severance benefits payable to the employee in connection with such termination), and (b) Parent shall keep in effect all severance policies that are applicable to employees and officers of the Company immediately prior to the date of the Merger Agreement. In addition, Parent has agreed pursuant to the Merger Agreement that, following the Effective Time, (x) Parent will ensure that no employee welfare benefit plan adopted by the Company or its subsidiaries shall have any preexisting condition limitations, (y) Parent shall honor all premiums and deductibles paid by the employees, officers and directors of the Company and subsidiaries under all Employee Benefit Plans (as defined in the Merger Agreement) up to (and including) the Effective Time, and
(z) for purposes of eligibility and vesting, Parent shall honor all service credit accrued by the employees, officers and directors of the Company and its subsidiaries under all Employee Benefit Plans up to (and including) the Effective Time.

    OPTIONS. Pursuant to the terms of the Merger Agreement, the Board of Directors adopted appropriate resolutions and caused the Company to take all actions necessary to obtain the consent of each holder of an outstanding Option to the effect that, upon the Consummation of the Offer, each Option, whether or not then vested or exercisable, was no longer exercisable for the purchase of Shares but entitled each holder thereof, in cancellation and settlement therefor, to a payment in cash (subject to any applicable withholding taxes, the "Cash Payment"), equal to the product of (x) the total number of Shares subject to such Option as to which such Option could have been exercised and (y) the excess of the Offer Price over the exercise price per Share subject to such Option, each such Cash Payment to be paid to each holder (or, without duplication, the beneficial owner) of an outstanding Option on the date of the consummation of the Offer. As of the Share Purchase, consents had been reviewed with respect to all but 3,500 of the then outstanding Options. Holders of all Options for which consents were obtained received a cash payment for such Options on the Share Purchase.

    Pursuant to the Merger Agreement, all Stock Plans shall terminate as of the Effective Time and the provisions in any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time. The Company shall ensure that following the Effective Time no holder of an Option or any participant in any Stock Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation. The Company will ensure that neither the Company nor any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, corporate authority, capitalization, the Rights Agreement, financial statements, public filings, conduct of business, compliance with laws, consent and approvals, opinions of financial advisors, vote required, undisclosed liabilities, litigation, environmental matters and the absence of any material adverse changes in the Company since June 30, 1997.

                         SELECTED FINANCIAL INFORMATION

    Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries, which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein and should be read in conjunction with the financial information and accompanying notes set forth in the Company's 1997 Annual Report to Shareholders, which is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which is incorporated herein by reference. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "ADDITIONAL INFORMATION."

                                                                                                                   THREE
                                                                                                                MONTHS ENDED
                                                                  FISCAL YEAR ENDED JUNE 30,                   SEPTEMBER 30,
                                                     -----------------------------------------------------  --------------------
                                                       1993       1994       1995       1996       1997       1996       1997
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues.................................  $  80,499  $  92,109  $  97,649  $ 103,732  $ 121,709  $  28,741  $  31,429
Total operating costs and expense..................     72,871     84,167     87,342     92,125    107,508     25,999     28,200
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income...................................      7,628      7,942     10,307     11,607     14,201      2,742      3,229
Interest expense...................................       (687)    (1,048)    (1,450)    (1,475)    (1,417)      (350)      (366)
Interest income....................................      1,074        723      1,242      1,509      1,673        389        606
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations before income
  taxes............................................      8,015      7,617     10,099     11,641     14,457      2,781      3,469
Provision for income taxes.........................      3,345      3,138      4,392      5,122      6,361      1,224      1,526
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations..................      4,670      4,479      5,707      6,519      8,096      1,557      1,943
Discontinued operations loss provision (net of tax
  benefits of $935 and $2,800).....................         --         --     (5,200)    (2,065)        --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of change in
  accounting for income taxes......................      4,670      4,479        507      4,454      8,096      1,557      1,943
Cumulative effect of change in accounting for
  income taxes       ..............................         --      1,068         --         --         --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income.........................................  $   4,670  $   5,547  $     507  $   4,454  $   8,096  $   1,557  $   1,943
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

Per Share:
Income from continuing operations..................  $     .71  $     .72  $    1.01  $    1.13  $    1.37  $    0.26  $    0.33
Discontinued operations loss provision.............         --         --       (.92)      (.36)        --         --         --
Cumulative effect of change in accounting for
  income taxes.....................................         --        .17         --         --         --         --         --
Net income (primary)...............................  $     .71  $     .89  $     .09  $     .77  $    1.37  $    0.26  $    0.33
At Period End:
Total assets.......................................  $ 110,085  $ 110,195  $ 113,163  $ 122,986  $ 126,019  $ 117,759  $ 128,980
Long-term debt (excluding current portion).........  $  21,036  $  20,973  $  20,763  $  20,634  $  20,379  $  20,566  $  20,331

------------------------

Note: The fiscal 1993 amounts include the results of Allied Bond following its acquisition in December 1992.

    No pro forma financial information is included in this Proxy Statement. Due to the nature of the Merger which is proposed, such information is not deemed to be material to a stockholder's decision regarding approval of the Merger Agreement.

    During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement (see "SPECIAL FACTORS--Background to the Merger"), the Company provided Parent with certain non-public business and financial information about the Company. The Company does not as a matter of course make public any forecasts as to future performance or earnings, and the information set forth below is included in this Proxy Statement only because such information was provided to Parent prior to the commencement of the Offer. The forecasted financial information set forth below was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts. None of the Company, the Parent or the Purchaser, nor any of their respective officers, directors or financial advisors, assumes any responsibility for the accuracy of this information. This information is based upon a variety of assumptions relating to the business of the Company, which may not be realized and is subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. There can be no assurance that the forecasted results will be realized, and actual results may vary materially and adversely from those shown.

    The Company provided Parent with the Company's forecasted results for Fiscal Year 1998 (based on actual Company results for the four months ended October 31, 1997 and the forecasted results for the period from November 1, 1997 through June 30, 1998), which forecasted operating revenue of $143,883,000, operating expense of $95,326,000, total selling, general and administrative expenses of

$30,325,000 and operating income $18,232,000. The Company forecasted net interest income of $1,210,000 and net income of $10,888,000 or $1.81 per Share on a fully diluted basis.

                        PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are traded on the NYSE under the symbol "UCO". The following table sets forth, for fiscal years 1996 and 1997, the high and low sales prices per Share on the NYSE as reported in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 and for the specified periods in fiscal year 1998, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service.

FISCAL YEAR 1996 QUARTER ENDING:                                                          HIGH        LOW      DIVIDENDS
--------------------------------------------------------------------------------------  ---------  ---------  -----------
September 30, 1995....................................................................      16.50      14.38          --
December 30, 1995.....................................................................      18.75      15.25          --
March 31, 1996........................................................................      21.25      16.25          --
June 30, 1996.........................................................................      22.13      17.63          --

FISCAL YEAR 1997 QUARTER ENDING:
--------------------------------------------------------------------------------------
September 30, 1996....................................................................      25.38      19.88          --
December 31, 1996.....................................................................      23.75      20.50          --
March 31, 1997........................................................................      24.75      20.88          --
June 30, 1997.........................................................................      26.44      18.75          --

FISCAL YEAR 1998 QUARTER ENDING:
--------------------------------------------------------------------------------------
September 30, 1997....................................................................      26.75      22.13          --
December 31, 1997.....................................................................      31.50      22.75          --
January 1, 1998 through [      ], 1998................................................      32.38      30.63          --

    Under the terms of the Company's existing credit agreement, the Company is precluded from paying cash dividends on its common stock.

    On December 22, 1997, the last full trading day prior to the public announcement of the Offer and Merger, the closing sale price of the Shares on the NYSE was $27.50 per Share.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of February [ ], 1998 as to the beneficial ownership of the Common Stock by (i) each person known by the Company to own beneficially more than 5% of the issued and outstanding Shares, (ii) each director and executive officer of the Company, and (iii) all executive officers and directors of the Company as a group:

                                                                       NUMBER AND PERCENTAGE
                                                                                 OF
                                                                        SHARES BENEFICIALLY
                                                                               OWNED
                                                                       ----------------------
                                                                       NUMBER OF  PERCENT OF
BENEFICIAL OWNER                                                       SHARES(1)   CLASS(2)
---------------------------------------------------------------------  ---------  -----------
5% STOCKHOLDERS
Outsourcing Solutions Inc............................................  4,920,668(3)      83.05
390 South Woods Mill Road, Suite 150
Chesterfield, Missouri 63017
DIRECTORS AND EXECUTIVE OFFICERS
Timothy G. Beffa.....................................................  4,920,668(3)      83.05%
Daniel J. Dolan......................................................  4,920,668(3)      83.05%
William B. Hewitt....................................................          0           *
David E. King........................................................  4,920,668(3)      83.05%
George M. Macaulay...................................................          0           *
Robert A. Marshall...................................................          0           *
Tyler T. Zachem......................................................  4,920,668(3)      83.05%
ALL DIRECTORS AND EXECUTIVE OFFICERS, AS A GROUP (13 PERSONS)........  4,920,668       83.05%

------------------------

*   Less than 1%

(1) Unless otherwise indicated, each of the parties listed in the table has sole investment and voting power over the Shares set forth opposite their names.

(2) Based on 5,924,655 Shares issued and outstanding and entitled to vote on the Record Date.

(3) Outsourcing Solutions Inc. is the sole shareholder of Sherman Acquisition Corporation which has sole voting and sole dispositive power over 4,920,668 Shares. Messrs. Beffa, King and Zachem are each directors and executive officers of Sherman Acquisition Corporation and Outsourcing Solutions Inc. Mr. Dolan is an executive officer of Outsourcing Solutions Inc.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. All such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1300, Chicago, IL 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 3190, Washington, D.C. 20549 at prescribed rates. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available on-line through the Commission's World Wide Web site on the Internet at http://www.sec.gov. Such material can also be obtained at the office of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506

                             STOCKHOLDER PROPOSALS

    If the Merger is not consummated, the Company will hold an annual meeting of Stockholders in 1998. Stockholder proposals for such annual meeting must be received by the Company no later than June 12, 1998.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The financial statements of the Company at and for the three years ended June 30, 1997, incorporated in this Proxy Statement by reference to the Company's Annual Report of Form 10-K for such period, have been incorporated in reliance on the report of Ernst & Young LLP, independent certified public accountants, also incorporated by reference herein. A representative of Ernst & Young LLP will not be at the Special Meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    1. The Annual Report of the Company on Form 10-K for its fiscal year ended June 30, 1997;

    2. The Quarterly Report of the Company on Form 10-Q for its fiscal period ended September 30, 1997;

    3.  The Company's Proxy Statement dated October 10, 1997; and

    4. All other reports filed by the Company since the end of the fiscal year covered by the Annual Report referred to above.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to date hereof and prior to the Special Meeting shall be deemed to be incorporated herein by reference. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                          By Order of the Board of Directors,
                                          Richard Hoffman
                                          SECRETARY
                                          [      ], 1998

    PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                    ANNEX I

                  SHARE PURCHASE AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           OUTSOURCING SOLUTIONS INC.

                        SHERMAN ACQUISITION CORPORATION

                                      AND

                             THE UNION CORPORATION

                           Dated as of December 22, 1997

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ARTICLE I--THE TENDER OFFER................................................................................           2
  SECTION 1.1.        The Offer............................................................................           2
  SECTION 1.3.        Composition of the Board of Directors................................................           5
  SECTION 1.4.        Stock Options and Other Plans........................................................           5

ARTICLE II--THE MERGER AND RELATED MATTERS.................................................................           6
  SECTION 2.1.        The Merger...........................................................................           6
  SECTION 2.2.        Conversion of Stock..................................................................           7
  SECTION 2.3.        Dissenting Stock.....................................................................           7
  SECTION 2.4.        Surrender of Certificates............................................................           8
  SECTION 2.5.        Payment..............................................................................           9
  SECTION 2.6.        No Further Rights of Transfers.......................................................          10
  SECTION 2.7.        Certificate of Incorporation of the Surviving Corporation............................          10
  SECTION 2.9.        Directors and Officers of the Surviving Corporation..................................          10
  SECTION 2.10.       Closing..............................................................................          11
  SECTION 2.11.       Proxy Statement, Schedule 14D-9 and Schedule 14D-1...................................          11

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE CORPORATION.............................................          12
  SECTION 3.1.        Corporate Existence and Power........................................................          12
  SECTION 3.2.        Corporate Authorization..............................................................          12
  SECTION 3.3.        Consents and Approvals; No Violations................................................          13
  SECTION 3.4.        Compliance with Laws.................................................................          13
  SECTION 3.5.        Capitalization.......................................................................          14
  SECTION 3.6.        Subsidiaries.........................................................................          14
  SECTION 3.7.        SEC Filings..........................................................................          15
  SECTION 3.8.        Financial Statements.................................................................          16
  SECTION 3.9.        No Undisclosed Liabilities...........................................................          16
  SECTION 3.10.       Absence of Certain Changes...........................................................          16
  SECTION 3.11.       Title to Properties; Encumbrances....................................................          17
  SECTION 3.12.       Litigation...........................................................................          18
  SECTION 3.13.       Taxes................................................................................          18
  SECTION 3.14.       Employee Benefit Plans...............................................................          20
  SECTION 3.15.       Brokers..............................................................................          22
  SECTION 3.16.       Environmental Matters................................................................          22
  SECTION 3.17.       Proprietary Rights...................................................................          24
  SECTION 3.18.       Material Contracts and Leases........................................................          25
  SECTION 3.19.       Insurance............................................................................          26
  SECTION 3.20.       Labor Relations......................................................................          26
  SECTION 3.21.       Voting Requirements..................................................................          27
  SECTION 3.22.       Rights Agreement.....................................................................          27
  SECTION 3.23.       Customers Relations..................................................................          27

ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...............................................          28
  SECTION 4.1.        Corporate Existence and Power........................................................          28
  SECTION 4.2.        Corporate Authorization..............................................................          28
  SECTION 4.3.        Consents and Approvals...............................................................          28
  SECTION 4.4.        No Violation.........................................................................          29
  SECTION 4.5.        Financial Statements.................................................................          29
  SECTION 4.6.        Financing............................................................................          29

                                                                                                                PAGE
                                                                                                                -----
  SECTION 4.7.        Offer Documents; Other Information...................................................          30
  SECTION 4.8.        Litigation...........................................................................          30

ARTICLE V--CONDUCT OF BUSINESS BY THE CORPORATION PENDING THE
             CLOSING.......................................................................................          30
  SECTION 5.1.        Regular Course of Business...........................................................          30
  SECTION 5.2.        Charter Documents and Capital Changes................................................          32
  SECTION 5.3.        Organization and Good Will...........................................................          33
  SECTION 5.4.        Insurance............................................................................          33
  SECTION 5.5.        Compliance With Laws.................................................................          33
  SECTION 5.6.        SEC Reports..........................................................................          33
  SECTION 5.7.        Proxy Statement......................................................................          33
  SECTION 5.8.        Shareholder Approval.................................................................          33
  SECTION 5.9.        No Solicitation of Other Offers......................................................          34
  SECTION 5.10.       Notification of Certain Matters......................................................          36
  SECTION 5.11.       Rights Agreement.....................................................................          36
  SECTION 5.12.       Properties; Material Contracts.......................................................          37
  SECTION 5.13.       Dividends, Etc.......................................................................          37
  SECTION 5.14.       Full Access..........................................................................          37
ARTICLE VI--COVENANTS OF PARTIES...........................................................................          38
  SECTION 6.1.        Confidentiality......................................................................          38
  SECTION 6.2.        Cooperation..........................................................................          39
  SECTION 6.3.        Filings; Consents; Removal of Objections.............................................          40
  SECTION 6.4.        Public Announcements.................................................................          40
  SECTION 6.5.        Employee Benefits....................................................................          40
  SECTION 6.6.        Indemnification and Insurance........................................................          41
  SECTION 6.7.        Resignation of Directors.............................................................          42
  SECTION 6.8.        Confidentiality Agreement............................................................          42
  SECTION 6.9.        Certain Actions of Parent and Sub....................................................          42

ARTICLE VII--CONDITIONS TO CONSUMMATION OF THE MERGER......................................................          43
  SECTION 7.1.        Conditions Precedent to Obligations of Parent, Sub and the Corporation...............          43

ARTICLE VIII--TERMINATION AND ABANDONMENT..................................................................          44
  SECTION 8.1.        Termination..........................................................................          44
  SECTION 8.2.        Effect of Termination................................................................          45

ARTICLE IX--MISCELLANEOUS..................................................................................          46
  SECTION 9.1.        Fees and Expenses....................................................................          46
  SECTION 9.2.        Notices..............................................................................          47
  SECTION 9.3.        Termination of Representations and Warranties........................................          48
  SECTION 9.4.        Amendments...........................................................................          48
  SECTION 9.5.        Waivers..............................................................................          48
  SECTION 9.6.        Successors and Assigns...............................................................          48
  SECTION 9.7.        Governing Law and Forum..............................................................          49
  SECTION 9.8.        Counterparts; Effectiveness..........................................................          49
  SECTION 9.9.        Entire Agreement; Schedules and Exhibits.............................................          49
  SECTION 9.10.       Headings and Table of Contents.......................................................          49

ARTICLE X--DEFINITIONS.....................................................................................          50

ANNEX I to Share Purchase Agreement and Plan of Merger
  Conditions to the Share Purchase.........................................................................         A-I

                  SHARE PURCHASE AGREEMENT AND PLAN OF MERGER

    This Share Purchase Agreement and Plan of Merger (this "Agreement") dated as of December 22, 1997 is made by and among Outsourcing Solutions, Inc., a Delaware corporation ("Parent"), Sherman Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and The Union Corporation, a Delaware corporation (the "Corporation"). Capitalized terms used herein and not otherwise defined in the Preamble or in Articles I through IX of this Agreement shall have the respective meanings ascribed to such terms in Article X hereto.

                                    PREAMBLE

    WHEREAS, the Boards of Directors of Parent, Sub and the Corporation have each determined that it is in the best interests of their respective stockholders for Parent to acquire up to all of the issued and outstanding Common Stock, par value $.50 per share, of the Corporation (the "Corporation Stock") (all issued and outstanding shares of Corporation Stock being hereinafter collectively referred to as the "Shares") upon the terms and subject to the conditions set forth herein; and

    WHEREAS, in furtherance thereof, it is proposed that Sub shall make a cash tender offer (the "Offer") to acquire all of the issued and outstanding Shares for $31.50 per share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms provided herein and in the Offer; and

    WHEREAS, to complete such acquisition, the respective Boards of Directors of Parent, Sub and the Corporation have approved the merger of Sub with and into the Corporation (the "Merger"), pursuant to and subject to the terms and conditions of this Agreement; and h) 0*0*0*-Registered Trademark-
-Registered Trademark- Section(5) WHEREAS, the Directors of the Corporation have unanimously determined that each of the Offer and the Merger are fair to, and in the best interests of, the holders of Common Stock, approved the Offer and the Merger and recommended the acceptance of the Offer and approval and adoption of this Agreement by the shareholders of the Corporation; and

    NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein set forth, and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                          ARTICLE I--THE TENDER OFFER

    SECTION 1.1. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof and so long as none of the events set forth in Annex I hereto (the "Tender Offer Conditions") shall have occurred and be continuing and shall not have been waived by Parent, Parent shall cause Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) the Offer for all issued and outstanding Shares as promptly as reasonably practicable after the date hereof, but in no event later than five (5) business days after the date of this Agreement. The Offer shall remain open for a period of not less than twenty (20) business days. The obligation of Sub to accept for payment Shares tendered pursuant to the Offer shall be subject to the satisfaction of the Tender Offer Conditions. Parent and Sub expressly reserve the right to waive any such condition, to increase the Per Share Amount payable in the Offer, and to make any other change in the terms and conditions of the Offer; provided, however, that, without the written consent of the Corporation, no change may be made which (A) decreases the Per Share Amount payable in the Offer, (B) reduces the number of Shares to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Tender Offer Conditions, (D) amends or changes the terms and conditions of the Offer in any manner materially adverse to the holders of Shares (other than Parent and Sub and its subsidiaries), (E) changes the consideration payable in the Offer to anything other than all cash, (F) reduces the time period during which the Offer shall remain open or (G) except as provided in the next sentence, extends the time period during which the Offer shall remain open. Notwithstanding the foregoing, Parent and Sub may, without the consent of the Corporation, (i) extend the Offer beyond the scheduled expiration date and any subsequent scheduled expiration date (but not beyond the date referred to in Section 8.1(c) hereof), if at such date any of the Tender Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC (but not beyond the date referred to in Section 8.1(c) hereof). The Per Share Amount shall be net to the seller in cash, upon the terms and subject to the Tender Offer Conditions. Following the satisfaction or waiver of the Tender Offer Conditions, Sub shall accept for payment and pay for (hereinafter referred to as the "Share Purchase"), in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer and not withdrawn, as soon as it is permitted to do so pursuant to the Exchange Act or other applicable law or regulation, whichever is later.

    (b) As soon as practicable on the date of the commencement of the Offer, Parent and Sub shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 will contain an offer to purchase (the "Offer to Purchase") and form of the related letter of transmittal and any summary advertisement (which Schedule 14D-1, Offer to Purchase and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Corporation and its counsel shall be given the opportunity to review and comment upon the Offer Documents prior to their filing with the SEC. Parent, Sub and the Corporation agree promptly to correct any information provided by any of them for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Sub each agree to provide the Corporation and its counsel with any comments either of them, or their counsel, may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Corporation and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in their response to such comments.

    SECTION 1.2. CORPORATE ACTION,CFN. (a) The Corporation hereby approves of and consents to the Offer and the Merger and represents that (i) its Board of Directors, at a meeting duly called, has unanimously (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby and recommends that the stockholders of the Corporation accept the Offer, and (C) taken all other applicable action necessary to render, so long as this Agreement remains in effect, (x) Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") and other state takeover statutes; (y) Article FIFTH of the Corporation's Certificate of Incorporation (except for the requirement that the Merger be approved by the holders of not less than two-thirds of the outstanding Shares), and (z) the Rights Agreement dated as of March 14, 1988, as amended (the "Rights Agreement"), inapplicable to the Offer and the Merger; and (ii) CIBC Oppenheimer Corp. has delivered to the Board of Directors of the Corporation its written opinion that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the holders of Shares from a financial point of view and Corporation has delivered to Parent a copy of said opinion.

    (b) The Corporation shall file with the SEC as soon as practicable on the date of the commencement of the Offer a Solicitation/Recommendation Statement on
schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject to the terms of this Agreement, the recommendation of the Corporation's Board of Directors described in Section 1.2(a) and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. Parent and Sub and their counsel shall be given the opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC. The Corporation, Parent and Sub each agree promptly to correct any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Corporation further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Corporation agrees to provide Parent and its counsel with any comments the Corporation or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of the Corporation to such comments.

    (c) The Corporation has furnished Parent with mailing labels and a list containing the names and addresses of all record holders of Shares and will, upon request, furnish Parent with all other available listings or computer files containing names, addresses and security position listings of any record holders or beneficial owners of Shares, each as of a recent date. The Corporation shall furnish Parent with such additional information, including updated lists and files of stockholders and security position listings, and such other related assistance Parent or its agents may reasonably request to carry out the transactions contemplated hereby. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Share Purchase, Parent shall hold in confidence the information contained in any of such lists and files, shall use such information only in connection with the Offer (and the Merger) and, if this Agreement shall be terminated, shall deliver to the Corporation all copies of such information then in its possession. The Corporation has been advised that each of its directors and the executive officers intends to tender pursuant to the Offer all shares of Common Stock owned of record and beneficially by him or her.

    SECTION 1.3. COMPOSITION OF THE BOARD OF DIRECTORS. Promptly upon the Share Purchase, Sub shall be entitled to designate such number of directors on the Board of Directors of the Corporation, rounded up to the next whole number, as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock so accepted for payment and paid for or otherwise acquired or owned by Sub or Parent and the denominator of which shall be the number of shares of Common Stock then outstanding, and the Corporation and its Board of Directors shall, at such time, take any and all such action needed to cause Sub's designees to be appointed to the Corporation's Board of Directors (including to cause directors to resign). Promptly upon the Share Purchase, Corporation and its Board of Directors shall take such further action as may be requested by Sub to cause Sub's designees to constitute at least a majority of the Board of Directors of each direct or indirect Subsidiary of the Corporation (other than Allied Bond & Collection Agency, Inc.). Subject to applicable law, the Corporation shall take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its shareholders an Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Corporation agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Sub shall have provided to the Corporation on a timely basis all information required to be included in such Information Statement with respect to Sub's designees. In furtherance thereof, the Corporation will increase the size of the Corporation's Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Sub's designees to be elected to the Corporation's Board of Directors. Upon the Share Purchase (as defined in Section 1.1 hereof) all directors of the Corporation, other than Sub's designees and two directors of Corporation, and, unless otherwise agreed, all officers of the Corporation shall resign.

    SECTION 1.4. STOCK OPTIONS AND OTHER PLANS. (a) As soon as practicable following the date hereof, the Board of Directors of the Corporation shall adopt appropriate resolutions and cause the Corporation to take all actions necessary to obtain the consent of each holder of an outstanding option to purchase Shares ("Options") to the effect that, upon the Share Purchase, each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash (subject to any applicable withholding taxes, the "Cash Payment"), equal to the product of (x) the total number of shares of Common Stock subject to such Option as to which such Option could have been exercised and (y) the excess of the Per

Share Amount over the exercise price per share of Common Stock subject to such Option, each such Cash Payment to be paid to each holder (or, without duplication, the beneficial owner) of an outstanding Option on the date of the Share Purchase; and

    (b) All stock option plans of the Corporation ("Stock Plans") shall terminate as of the Effective Time and the provisions in any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Corporation or any interest in respect of any capital stock of the Corporation shall be deleted as of the Effective Time, and the Corporation shall ensure that following the Effective Time no holder of an Option or any participant in any Stock Plan shall have any right thereunder to acquire any capital stock of the Corporation, Parent or the Surviving Corporation. The Corporation will ensure that neither the Corporation nor any of its Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its Subsidiaries or to receive any payment in respect thereof. Notwithstanding the foregoing, the holders of Options who did not receive the Cash Payment on the date of the Share Purchase shall thereafter be entitled to receive the Cash Payment in cancellation and settlement of such Options as provided in the preceding paragraph (a).

                   ARTICLE II--THE MERGER AND RELATED MATTERS

    SECTION 2.1. THE MERGER. (a) Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section 2.11 hereof), a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Sub and the Corporation in accordance with the DGCL and shall be filed on the Closing Date (as defined in Section 2.11 hereof). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions and requirements of the DGCL. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time".

    (b) At the Effective Time, Sub shall be merged with and into the Corporation and the separate corporate existence of Sub shall cease, and the Corporation shall continue as the surviving corporation under the laws of the State of Delaware under the name of "The Union Corporation" (the "Surviving Corporation").

    (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

    SECTION 2.2. CONVERSION OF STOCK. At the Effective Time:

    (a) Each share of Common Stock then issued and outstanding other than (i) any shares of Common Stock which are held by any Subsidiary of the Corporation or in the treasury of the Corporation, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including
Sub), all of which shall be cancelled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by Dissenting Shareholders (as defined in Section 2.3 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the Per Share Amount (the "Merger Consideration"); and

    (b) Each share of common stock, par value $0.01 per share, of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, $0.50 par value, of the Surviving Corporation.

    SECTION 2.3. DISSENTING STOCK. Notwithstanding anything in this Agreement to the contrary but only to the extent required by DGCL, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of Delaware law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("Dissenting Shareholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the laws of the State of Delaware; PROVIDED, HOWEVER, that (i) if any Dissenting Shareholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Shareholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law, then such Dissenting Shareholder or Shareholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Corporation shall give Parent and Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Corporation, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Corporation will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any demand.

    SECTION 2.4. SURRENDER OF CERTIFICATES. (a) Concurrently with or prior to the Effective Time, Parent shall designate a bank or trust company located in the United States to act as paying agent (the "Paying Agent") for purposes of making the cash payments contemplated hereby. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which were held by any Subsidiary of the Corporation or in the treasury of the Corporation or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including
Sub)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article
II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person entitled thereto the Merger Consideration deliverable in respect thereto. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this
Article II. No interest shall be paid or accrued in respect of such cash payments.

    (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

    (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that, the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

    SECTION 2.5. PAYMENT. Concurrently with or immediately prior to the Effective Time, Parent or Sub shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective

Time (other than shares of Common Stock which are held by any Subsidiary of the Corporation or in the treasury of the Corporation or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including
Sub) or a Person known at the time of such deposit to be a Dissenting Shareholder) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent only in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.2(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is three months after the Effective Time, the Paying Agent shall return to Parent all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (other than net earnings on the Payment Fund which shall be paid to Parent), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

    SECTION 2.6. NO FURTHER RIGHTS OF TRANSFERS. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a shareholder of the Corporation, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 2.2(a) hereof and other than shares held by Dissenting Shareholders), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Shareholder, to perfect his or her right to receive payment for his or her shares pursuant to Delaware law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Corporation with respect to Common Stock shall be closed.

    SECTION 2.7. CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The Certificate of Incorporation of the Corporation, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and shall be amended such that it is substantially in the form of the Amended and Restated Certificate of Incorporation attached hereto as
Exhibit 2.7.

    SECTION 2.8. BY-LAWS OF THE SURVIVING CORPORATION. The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

    SECTION 2.9. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Corporation immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

    SECTION 2.10. CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of White & Case, 1155 Avenue of the Americas, New York, New York, as soon as practicable after the last of the conditions set forth in
Article VII hereof is fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as Parent and the Corporation shall mutually agree (the "Closing Date").

    SECTION 2.11. PROXY STATEMENT, SCHEDULE 14D-9 AND SCHEDULE 14D-1. The definitive proxy statement and related materials, if required, to be furnished to the holders of Common Stock in connection with the Merger pursuant to Section
5.7 hereof (the "Proxy Statement") will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the Effective Time any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Corporation will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. None of the information supplied by the Corporation for inclusion or incorporation by reference in (i) the Offer Documents or (ii) the Proxy Statement, will, in the case of the Offer Documents, at the respective times the Offer Documents are filed with the SEC, or, in the case of the Proxy Statement, at the date such information is supplied and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstance under which they are made, not misleading. None of the information in the Schedule 14D-9, at the respective times the Schedule 14D-9 is filed with the SEC, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Corporation with respect to any information with respect to Parent, Sub or their officers, directors or affiliates provided to the Corporation by Parent or Sub in writing for inclusion in the Schedule 14D-9. The Schedule 14D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the Schedule 14D-9 or any amendment or supplement thereto, the Corporation will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act the rules and regulations thereunder and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to Parent and Sub and their counsel.

         ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

    The Corporation represents and warrants to Parent and Sub that:

    SECTION 3.1. CORPORATE EXISTENCE AND POWER. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power, authority and legal right to conduct its business as it is now being conducted and to own the properties and assets it now owns. Except as shown in Paragraph 3.1 of the Disclosure Letter ("DL") heretofore prepared by the Corporation and delivered to Parent, foreign corporation and is in good standing in every jurisdiction, both domestic and foreign, where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the continued failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect on the Corporation. The Corporation has previously delivered to Purchaser true and correct copies of the Corporation's Certificate of Incorporation and By-Laws, as currently in effect.

    SECTION 3.2. CORPORATE AUTHORIZATION. The Corporation has full corporate power and authority to enter into this Agreement and, subject to obtaining the necessary approval of the Merger by its stockholders, to carry out the transactions contemplated hereby. The Board of Directors of the Corporation has taken all actions required by applicable law and its Certificate of Incorporation and By-Laws to authorize the execution and delivery by the Corporation of this Agreement and, subject to obtaining the approval of the Merger by the holders of not less than two-thirds of the outstanding shares, the performance by the Corporation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Corporation and no other corporate action is necessary in connection therewith (other than the approval of the Merger by the holders of a two- thirds of the outstanding shares of Common Stock entitled to vote), and this Agreement (assuming the due authorization, execution and delivery hereof by Parent and Sub) is a legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

    SECTION 3.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy Statement (if required) and the Offer are met, (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by DGCL are made and (iv) approval of the Merger by holders two-thirds of the outstanding shares of Common Stock entitled to vote, if required by the DGCL, is received, the execution and delivery of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws of the Corporation or the comparable governing documents of any of its Subsidiaries, in each case, as amended; (2) violate any statue, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Corporation or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) except as set forth in DL 3.3, require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) except as set forth in DL 3.3, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any mortgage, pledge, lien, security interest, encumbrance or charge of any kind (each an "Encumbrance") upon any of the properties or assets of the Corporation or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Corporation or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets are bound or subject, except for in the case of clauses (3) and (4) above for any such filing, permit, consent, approval, violation, breach or Encumbrance which would not reasonably be expected to (a) have a Material Adverse Effect on the Corporation and its

Subsidiaries, taken as a whole, or (b) prevent or materially delay consummation of the transactions contemplated by this Agreement.

    SECTION 3.4. COMPLIANCE WITH LAWS. Subject to Section 3.16 and except as set forth in DL 3.4, the Corporation and its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgements and decrees (including, but not limited to, the Fair Debt Collection Practices Act and any state or local counterpart or equivalent) except where the failure to so comply would not be reasonably likely to (i) have a Material Adverse Effect on the Corporation and its Subsidiaries taken as a whole or (ii) prevent or materially delay consummation of the transactions contemplated by this Agreement.

    SECTION 3.5. CAPITALIZATION. The authorized capital stock of the Corporation consists of 15,000,000 shares of common stock, par value $.50 per share, and 500,000 shares of preferred stock, par value $.50 per share. As of December 22, 1997, there were issued and outstanding 5,802,641 shares of such common stock (not including 2,944,837 shares held in the Corporation's treasury), all of which are of one class, and no shares of such preferred stock. All issued and outstanding shares of Corporation Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. As of December 22, 1997, 728,548 shares of Corporation Stock were issuable upon exercise of Options to purchase such stock, which Options were issued pursuant to the Stock Plans (as defined in Section 1.4), which plans are listed in DL 3.5(i). Except as set forth in this Section, in DL 3.5(i) or in the Rights Agreement, as of the date hereof there are no, and at the Effective Time there will be no, (i) other outstanding shares of, (ii) securities of the Corporation convertible into or exchangeable for, (iii) options or other rights (including any pre-emptive rights) to acquire from the Corporation, or (iv) other contracts, understandings, arrangements or obligations (whether or not contingent) providing for the issuance or sale by the Corporation, directly or indirectly, of, any capital stock or other equity or debt security of the Corporation. As of the date hereof, except as set forth in DL 3.5(i) or in connection with the exercise of any Options, there are no, and at the Effective Time there will be no, outstanding contractual obligations of the Corporation to repurchase, redeem or otherwise acquire any outstanding shares of Corporation Stock or other securities issued by the Corporation.

    SECTION 3.6. SUBSIDIARIES. Attached hereto as DL 3.6 is a true and complete list of each subsidiary of the Corporation (the "Subsidiaries"), and except as set forth on DL 3.6, each of the Subsidiaries is duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now conducted and to own the properties and assets it now owns. Except as set forth in DL 3.6, each of the Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction, both domestic and foreign, where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole. All Subsidiaries are wholly owned, directly or indirectly, by the Corporation. Except for the Subsidiaries or as set forth in DL 3.6, the Corporation does not own, directly or indirectly, securities or other ownership interests in any other entity and except as set forth in DL 3.6, neither the Corporation nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any entity other than a Subsidiary. All of the shares of capital stock of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, directly or indirectly, by the Corporation free and clear of all Encumbrances, options or claims whatsoever. No shares of capital stock of any of the Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidenced in the right to subscribe for, any shares of such Subsidiary. Except as set forth in DL 3.6(ii), there are no restrictions of any kind which prevent the payment of dividends by any of the Subsidiaries.

    SECTION 3.7. SEC FILINGS. (a) The Corporation has previously delivered to Parent a true, correct and complete copy of the Corporation's Annual Reports on Form 10-K for the years ended June 30, 1996 and June 30, 1997 (the "Corporation 10-Ks"), the Corporation's proxy statement relating to its annual meeting of stockholders to be held on November 19, 1997, all other reports or registration statements filed by the Corporation with the SEC since June 30, 1996, and all amendments and supplements to the foregoing (the "Corporation Filings"). Each of the Corporation Filings has been timely filed, subject to any allowable extensions, and was prepared in all material respects in accordance with the requirements of the Securities Act or a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Corporation Filings constitute all of the documents required to be filed by the Corporation with the SEC since June 30, 1996.

    (b) None of the information supplied to Parent by the Corporation for inclusion in the Offer Documents will, at the respective times such Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 3.8. FINANCIAL STATEMENTS. The financial statements (including the notes thereto) (the "Corporation Financial Statements") of the Corporation and its Subsidiaries included in the Corporation Filings fairly present, in all material respects, the consolidated financial position of the Corporation and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations, cash flows and stockholders' equity for the respective periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP"), except as indicated in the notes thereto.

    SECTION 3.9. NO UNDISCLOSED LIABILITIES. Except as set forth in DL 3.9 (the "Corporation Disclosed Liabilities"), the Corporation has no liabilities, claims or other obligations (absolute, accrued, or contingent) (herein referred to as the "Corporation Liabilities") except (a) Corporation Liabilities which are accrued or otherwise reflected on the Corporation Financial Statements or disclosed in the notes thereto, (b) Corporation Liabilities incurred in the ordinary course of business since June 30, 1997 (the "Balance Sheet Date"), (c) Corporation Liabilities which are otherwise disclosed in the Corporation Filings, (d) Corporation Liabilities otherwise permitted by this Agreement, and
(e) Corporation Liabilities which would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.10. ABSENCE OF CERTAIN CHANGES. Except as set forth in DL 3.10, since the Balance Sheet Date, neither the Corporation nor any of the Subsidiaries has:

    (a) suffered any Material Adverse Effect;

    (b) except for transactions contemplated by this Agreement, made any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, except dividends from Subsidiaries to Corporation;

    (c) made any change in accounting principles except for the adoption of such accounting principles which have, pursuant to the rules of the Financial Accounting Standards Board or the SEC, become effective for the Corporation's fiscal year ending June 30, 1998;

    (d) granted any general increase in the compensation of its directors, officers or employees or any increase in compensation payable to or to be payable to any such director, officer, or employee, except for increases in the ordinary course of business and consistent with past practice or as previously disclosed to Parent;

    (e) made any capital expenditures (other than (i) capital expenditures in the ordinary course of business and consistent with past practice, (ii) as provided in Section 5.1(b)(iii), and (iii) as otherwise provided in any Material Contracts listed in DL 3.18);

    (f) incurred any material increase in net borrowings outstanding under the Amended and Restated Credit Agreement by and between the Corporation and The First National Bank of Boston (now, Bank of Boston Connecticut) dated as of December 31, 1994, as amended by the Amendment dated October 23, 1996 (the "Credit Agreement") or incurred any other indebtedness (except in each case in the ordinary course of business);

    (g) taken any action referred to in Sections 5.1, 5.2 and 5.13, except as permitted thereby; or

    (h) agreed, whether in writing or otherwise, to take any action described in this Section, except as otherwise contemplated herein.

    SECTION 3.11. TITLE TO PROPERTIES; ENCUMBRANCES. Except as set forth in DL 3.11:

    (a) the Corporation and each of the Subsidiaries have good and marketable title to their respective material properties and assets reflected on the Corporation's balance sheet included in the Corporation's Form 10-K, for the fiscal year ending June 30, 1997 (the "1997 10-K"), except for (i) assets related to capitalized leases and (ii) properties and assets sold or disposed of since the Balance Sheet Date in the ordinary course of business;

    (b) none of the properties or assets of the Corporation or any of the Subsidiaries is subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any kind (collectively referred to herein as "Liens") except the following (herein called "Permitted Liens"): (i) Liens reflected on the Corporation Financial Statements (including the notes thereto), (ii) public or statutory Liens or liens of lessors, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business, (iii) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security benefits, (iv) Liens which individually or in the aggregate do not materially detract from the value, use or enjoyment of such properties or assets or otherwise would have a Material Adverse Effect on the business operations of the Corporation and the Subsidiaries, taken as a whole; and (v) Liens with respect to taxes, assessments and charges not yet due or the validity of which are being contested in good faith by appropriate actions.

    SECTION 3.12. LITIGATION. Subject to Section 3.16 and except as set forth in DL 3.12 or as disclosed in the Corporation Filings, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Corporation, threatened against the Corporation or any of the Subsidiaries before any court or arbitrator or any governmental body, agency or official which (i) are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Corporation and the Subsidiaries, taken as a whole, (ii) question or challenge the validity of this Agreement or the transactions contemplated hereby, or (iii) would be reasonably likely to prevent or materially delay consummation of the transactions contemplated hereby.

    SECTION 3.13. TAXES. Except as set forth in DL 3.13 or where such failure to duly file or pay would not be reasonably likely to have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole:

    (i) TAX RETURNS. The Corporation and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authorities all Federal and other returns, statements, forms and reports for Taxes (as hereinafter defined) ("Returns") that are required to be filed by, or with respect to, the Corporation and such Subsidiaries. The Returns reflect accurately all liability for Taxes of the Corporation and such Subsidiaries for the periods covered thereby. "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign, and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity;

    (ii) PAYMENT OF TAXES. All Taxes and Tax liabilities of the Corporation and its Subsidiaries have been timely paid or adequately disclosed and fully provided for as a liability on the consolidated financial statements of the Corporation and its Subsidiaries in accordance with GAAP; and

    (iii) OTHER TAX MATTERS. (A) DL 3.13(iii)(A) sets forth (1) each taxable year or other taxable period of the Corporation or any of its Subsidiaries for which an audit or other examination of Taxes by the appropriate tax authorities of any nation, state or locality is currently in progress (or, to the knowledge of the Corporation, scheduled to be conducted) together with the names of the respective tax authorities conducting (or scheduled to conduct) such audits or examinations and a description of the subject matter of such audits or examinations, (2) the most recent taxable year or other taxable period for which an audit or other examination relating to Federal income taxes of the Corporation and its Subsidiaries has been finally completed and the disposition of such audit or examination, (3) the taxable years or other taxable periods of the Corporation or any of its Subsidiaries which will not be subject to the normally applicable statute of limitations by reason of the existence of circumstances that would cause any such statute of limitations for applicable Taxes to be extended, (4) the amount of any proposed adjustments (and the principal reason therefor) relating to any Returns for Tax liability of the Corporation or any of its Subsidiaries which have been proposed or assessed by any taxing authority and (5) a list of all notices received by the Corporation or any of its Subsidiaries from any taxing authority relating to any issue which could affect the Tax liability of the Corporation or any of its Subsidiaries, which issue has not been finally determined and which, if determined adversely to the Corporation or any such subsidiaries, could result in a Tax liability.

    (B) Except as shown in DL 3.13(iii)(B), neither the Corporation nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Corporation and any Subsidiaries of the Corporation) provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

    (C) All Taxes which the Corporation or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

    (D) Except as previously disclosed to Parent, the Corporation is not a party to any agreement that would require it to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

    (E) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Corporation, any Subsidiary, or any predecessor or affiliate thereof and any other party under which Parent, Sub or the Corporation (or any of its Subsidiaries) could be liable for any Taxes or other claims of any other party under such agreements or arrangements.

    (F) No indebtedness of the Corporation or any of its Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

    (G) Neither the Corporation nor any of its Subsidiaries will be required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Corporation or any of its Subsidiaries after the date hereof and during the period ending at the time of the Share Purchase, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method.

    SECTION 3.14. EMPLOYEE BENEFIT PLANS. Set forth in DL 3.14 is an accurate and complete list of each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, life, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation plan, program, arrangement or agreement maintained by the Corporation or any of its Subsidiaries or affiliates (including, for this purpose and for the purpose of all of the representations in this Section 3.14, any predecessors to the Corporation or to any such Subsidiaries or affiliates and all employers (whether or not incorporated) that would be treated together with the Corporation and/or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code, or to which the Corporation or any such Subsidiary or affiliate contributes (or has any obligation to contribute), has any liability or is a party (collectively, the "Employee Benefit Plans"). Except to the extent that any breach of the following representations could not reasonably be expected to have a Material Adverse Effect on the Corporation or as disclosed in DL 3.14,(i) each Employee Benefit Plan (and each related trust, insurance contract or fund) is in compliance with applicable law (including, without limitation, ERISA and the Code) and has been administered and operated in all respects in accordance with its terms;(ii) except as set forth in DL 3.14, each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination;(iii) no complete or partial termination of any Employee Benefit Plan covered by Title IV of ERISA has occurred and no proceedings have been instituted to terminate or appoint a trustee to administer any such Employee Benefit Plan, and no such Employee Benefit Plan has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (iv)neither the Corporation nor any of its Subsidiaries has incurred any unsatisfied liability to the PBGC with respect to any Employee Benefit Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA), including, without limitation, any liability under Section 4069 of ERISA or any penalty imposed under Section 4071 of ERISA, or otherwise incurred any liability under Title IV of ERISA or Chapter 43 of the Code with respect to any such Employee Benefit Plan, and no event has occurred and no condition or circumstance has existed that would give rise to any such liability;(v) no Employee Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of such sections of the Code or ERISA or obtained or applied for a waiver of any minimum funding standards or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA;(vi) the actuarial present value of the accumulated plan benefits under any Employee Benefit Plan that is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA), whether or not vested and determined in accordance with PBGC actuarial methods, factors and assumptions applicable to such a plan terminating on the Closing Date, does not exceed the fair value of the assets allocable thereto;(vii) no Employee Benefit Plan is a "multi-employer plan" (as defined in the Code or Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of the Code or ERISA) and neither the Corporation nor any Subsidiary contributes to or has contributed to, or had any liability or obligation with respect to any multi-employer plan;(viii) full payment has been timely made of all amounts which the Corporation or any of its Subsidiaries is required under applicable law or under any Employee Benefit Plan or related agreement to have paid as of the last day of the most recent fiscal year, of such Employee Benefit Plan or related agreement ended prior to the date hereof, and the Corporation and its Subsidiaries have made adequate provisions, in accordance with GAAP, in their financial statements for all obligations and liabilities under all Employee Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any such Employee

Benefit Plan, related agreement, or applicable law;(ix) neither the Corporation nor any of its Subsidiaries have any unfunded liabilities pursuant to any Employee Benefit Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under
Section 401(a) of the Code; (x) the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code have been met with respect to each Employee Benefit Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the
Code);(xi) no Employee Benefit Plan provides for post-employment or retiree health, life insurance or other welfare benefits which could result in a material liability of the Corporation or any Subsidiary;(xii) neither the Corporation nor any Subsidiary, nor any of their respective directors, officers or employees, or, to Corporation's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to
Section 4975 of the Code;(xiii) no plan or agreement to which the Corporation or any Subsidiary is a party or by which it may be bound will or may, by reason of the execution of this Agreement and the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event), result in any payment, "parachute payment" (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of the Corporation or any Subsidiary, and no Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits; and (xiv) no liability, claim, action, audit, examination or litigation is pending or, to the Corporation's knowledge, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course).

    SECTION 3.15. BROKERS. There is no investment banker, broker, finder or other intermediary other than CIBC Oppenheimer Corp. which or who has been retained by, or is authorized to act for, the Corporation in connection with the transactions contemplated by this Agreement or is otherwise entitled to payment of any fee or commission.

    SECTION 3.16.  ENVIRONMENTAL MATTERS.

    (a) PROVISION CONTROLS. Anything elsewhere in this Agreement to the contrary notwithstanding, this Section 3.16 contains the entire agreement and understanding of the parties relating to environmental representations and warranties concerning the Corporation and the Subsidiaries.

    (b) ENVIRONMENTAL DISCLOSURES. DL 3.16 sets forth all environmental matters that are within the scope of the specific categories set forth below which, individually or in the aggregate, could reasonably be expected to have a Materially Adverse Effect on the Corporation and the Subsidiaries taken as a whole:

        (1) all permits, licenses and other authorizations possessed by the Corporation and the Subsidiaries issued under Federal, state or local laws relating to pollution or protection of worker or public health, safety or the environment (collectively, the "Environmental Permits"), whether based on statute, regulation, common law, equity or any other legal theory (the "Environmental Laws") including, but not limited to, those relating to emissions, discharges, releases or threatened releases of hazardous substances, pollutants, contaminants, or hazardous or toxic material or wastes into ambient air, surface water, groundwater or land ("Releases"). Each of such Releases and violations of an Environmental Law is referred to herein as an "Environmental Incident";

        (2) to the knowledge of the Corporation, all violations by the Corporation or any Subsidiary of the terms and conditions of any Environmental Permits or Environmental Laws or of any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws; applicable orders, agreements, variances, injunctions, decrees, writs, judgments, awards or arbitration awards relating thereto; and all past or present events, conditions, circumstances, activities, practices, incidents, actions or plans concerning the business or operations of the Corporation or any of its Subsidiaries or any entity that was formerly a subsidiary or a controlled affiliate of the Corporation which may give rise to any legal liability of the Corporation or any of its Subsidiaries under any Environmental Law or otherwise from any claim, action, suit, proceeding, hearing or investigation in connection with any Environmental Incident;

        (3) all orders (including, without limitations, decrees, writs, judgments, awards or notice or demand letters) or agreements issued, entered, promulgated or approved by any Person under or in connection with Environmental Laws which bind, restrict, obligate, or otherwise apply to the Corporation or any of the Subsidiaries or any of their respective properties or assets, which remain in effect or which were issued or effective during the five years prior to the date of this Agreement;

        (4) all actions, claims, suits, proceedings or investigations under any Environmental Laws either pending or, to the knowledge of the Corporation, threatened against the Corporation or any of the Subsidiaries or any of their respective properties or assets before any court or arbitrator or any Governmental Authority;

        (5) all agreements (including, but not limited to, consent orders and agreements among potentially responsible parties) to which the Corporation or any of the Subsidiaries is a party and which relate to benefits (including, but not limited to, indemnification) or obligations of the Corporation or any of the Subsidiaries in connection with Environmental Laws or any Environmental Incident, and any effect that the transactions contemplated by this Agreement will have on the benefits (including, without limitation, indemnification) granted to the Corporation or any of the Subsidiaries under any such agreements including any assignments or approvals required in connection with such benefits;

        (6) any Owned Real Property or Leased Real Property, whether or not set forth in DL 3.11, that is subject to any applicable law that conditions, restricts, prohibits, or requires any notification or disclosure in connection with the transactions contemplated hereby for environmental reasons ("Environmental Property Transfer or Disclosure Law"). To the extent an Environmental Property Transfer or Disclosure Law is applicable to any such Owned Real Property or Leased Real Property in connection with the transactions contemplated hereby, as and when appropriate the Corporation will take (or cooperate with Parent in taking), such action as is necessary to fully comply with the requirements of such laws; and

        (7) any proceeding or investigation concerning criminal violations of any Environmental Law to which the Corporation and its Subsidiaries or any entity that was formerly a subsidiary or controlled affiliate of the Corporation, are, or have been, subject at any time during the past 10 years.

    (c) CONDUCT OF BUSINESS BY THE CORPORATION PENDING THE EFFECTIVE TIME.

    Anything elsewhere in this Agreement to the contrary notwithstanding, the Corporation retains the right, with prior notice to Parent, to take only the actions and make only the payouts set forth in DL 3.16A, if required, with respect to environmental matters.

    SECTION 3.17. PROPRIETARY RIGHTS. Except as set forth in DL 3.17, as of the date hereof the Corporation has received no notice that it or any of its Subsidiaries has infringed, and to the knowledge of the Corporation neither it nor any of its Subsidiaries is now infringing, on any patent, trade name, trademark, service mark, copyright, trade secret, technology, know-how or process (collectively, the "Proprietary Rights") belonging to any other person, which infringement, in the aggregate, would have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole. Except as set forth in

DL 3.17, (i) the Corporation is not aware of any infringement by any third party of any Proprietary Rights of the Corporation or any of its Subsidiaries, and
(ii) neither the Corporation nor any of its Subsidiaries is a party to any material license, agreement or arrangement with respect to any Proprietary Rights. DL 3.17 lists all the Proprietary Rights owned by the Corporation or any of the Subsidiaries that are composed of registered patents, trade names, trademarks, service marks or copyrights that are material to its business and sets forth, if and as applicable, the registration number, country, application, registration and expiration dates, and class with respect to such Proprietary Rights.

    SECTION 3.18. MATERIAL CONTRACTS AND LEASES. The list of agreements set forth in DL 3.18 includes all the Material Contracts (as defined below) that the Corporation or any of the Subsidiaries is party to, or is bound by. For purposes of this Agreement, a "Material Contract" shall mean (i) any contract, lease or other agreement (except for purchase orders entered into in the ordinary course of business and contracts and agreements cancelable by the Corporation or any of its Subsidiaries at will or on notice of 30 days or less) to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries is bound, which by its terms calls for the payment by either party to such contract or agreement of $250,000 or more in any fiscal year or is material to the business, operations or financial condition of the Corporation and its subsidiaries, taken as a whole, (ii) any material agreement, contract or commitment not in the ordinary course of business, (iii) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (iv) any agreement, contract or commitment to be performed relating to capital expenditures in excess of $100,000 in any calendar year, or in the aggregate requiring expenditures in excess of $1,000,000, (v) any material agreement, indenture or instrument relating to indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business, intercompany indebtedness, intercompany transfers, and operating leases), (vi) any loan or advance to (other than advances to employees in the ordinary course of business in amounts of $25,000 or less to any individual and $100,000 in the aggregate to all employees), or investment in (other than investments in Subsidiaries), any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits (except for bonus or commission arrangements with employees entered into in the ordinary course of business consistent with past practice), (vii) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than in the ordinary course of business and other than with respect to any indebtedness or obligation of the Corporation or any Subsidiary), (viii) any management service, consulting or any other similar type of contract (other than contingent fee agreements with collection attorneys), involving payments of more than $150,000 annually, unless terminable by the Corporation or Subsidiary on not more than 90 days notice,(ix) any agreement, contract or commitment limiting the ability of the Corporation or any of its Subsidiaries to engage in any line of business or to compete with any Person, (x) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Corporation or any of its Subsidiaries other than in the ordinary course of business, or (xi) any agreement, contract or commitment to employ any of its officers or employees, and (xii) any material amendment, modification or supplement in respect of any of the foregoing. Neither the Corporation nor any of its Subsidiaries is in default under any Material Contract, except for such defaults which will not, individually or in the aggregate, have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole. Except as shown in DL 3.18, no approval or consent of, or notice to, any person is needed in order that each such Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement.

    SECTION 3.19. INSURANCE. DL 3.19 sets forth a list of all material policies of insurance maintained on the date hereof by the Corporation and each of its Subsidiaries with respect to their respective businesses, which policies are currently in full force and effect. As of the date hereof, except as set forth in DL 3.19, neither the Corporation nor any of its Subsidiaries has received notice of cancellation or refusal to renew with respect to any insurance policy set forth in DL 3.19.

    SECTION 3.20. LABOR RELATIONS. Neither the Corporation nor any of its Subsidiaries is currently party to any collective bargaining agreement with respect to any of its employees. The Corporation has previously furnished or made available to Parent a true, complete and correct copy of the handbooks and administrative policies and practices relating to employees of the Corporation and its Subsidiaries and any other material agreement regarding its relationship with the Corporation's employees or those of its Subsidiaries. Except as set forth in DL 3.20 and except for any violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each of the Corporation and its Subsidiaries is in substantial compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. Except as disclosed in DL 3.20 or in the Corporation Filings, there exist no employment, consulting, severance, indemnification agreements or deferred compensation agreements between the Corporation and any director, officer or employee of the Corporation or any agreement that would give any Person the right to receive any payment from the Corporation as a result of the Offer or the Merger.

    SECTION 3.21. VOTING REQUIREMENTS. After the Share Purchase, the affirmative vote of the holders of two-thirds of the outstanding shares of Corporation Common Stock entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Corporation's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

    SECTION 3.22. RIGHTS AGREEMENT. The Corporation and the Board of Directors of the Corporation have taken and will maintain in effect during the term of this Agreement all necessary action to (i) render the Rights Agreement inapplicable with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and (ii) ensure that (x) neither Parent, nor Sub, nor any of their Affiliates, or Associates (each as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (y) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. The Corporation has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement. The Board of Directors of the Corporation, at a meeting duly called and held, has resolved that the Rights shall be redeemed immediately prior to, and subject to, the acceptance for payment and purchase of not less than two-thirds of the outstanding Shares pursuant to the Offer in accordance with the terms of this Agreement.

    SECTION 3.23. CUSTOMERS RELATIONS. Except as disclosed on DL 3.23, none of the top twenty customers of the Corporation (based on the Corporation's consolidated revenues for the fiscal year ended June 30, 1997) has notified the Corporation or any of its Subsidiaries that it intends to either (i) terminate or modify in a manner materially adverse to the Corporation or any of its Subsidiaries its contractual arrangements with the Corporation or any of its Subsidiaries or (ii) substantially curtail the amount of business it currently does with the Corporation or any of its Subsidiaries.

    SECTION 3.24. OPINION OF FINANCIAL ADVISOR. The Corporation has received the opinion of CIBC Oppenheimer Corp., to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Corporation's shareholders is fair to the Corporation's shareholders form a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

          ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Each of Parent and Sub represents and warrants to the Corporation that:

    SECTION 4.1. CORPORATE EXISTENCE AND POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and each has all corporate power, authority and legal right to conduct its business as it is now being conducted and to own the properties and assets it now owns. Parent and Sub have delivered to Corporation true, compete and correct copies of their respective certificates of incorporation and by-laws.

    SECTION 4.2. CORPORATE AUTHORIZATION. Each of Parent and Sub (a) has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, (b) has taken all action required by applicable law and its Certificate of Incorporation and By-Laws, including the authorization of this Agreement and the transactions contemplated hereby by their respective Boards of Directors and (if required) stockholders, to authorize the execution and delivery of this Agreement and the performance by Parent and Sub of the transactions contemplated hereby, (c) has duly and validly executed and delivered this Agreement and no other corporate action is necessary in connection therewith. This Agreement (assuming the due authorization, execution and delivery hereof by the Corporation) is a legal, valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

    SECTION 4.3. CONSENTS AND APPROVALS. Except as contemplated by Section 4.6 hereof and except for the requirements of the federal and state securities laws and the HSR Act, and assuming the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware, no consent, approval or authorization of, or declaration, filing or registration with, any United States or foreign governmental or regulatory authority or any other person or entity is required to be made or obtained by Parent or any of its affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

    SECTION 4.4. NO VIOLATION. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby (a) will not violate any provision of the respective Certificates of Incorporation or By-Laws of Parent or Sub or any of their affiliates, (b) except as set forth in the Disclosure Letter heretofore prepared by Parent and delivered to the Corporation, will not violate, or be in conflict with, or constitute a default under any material contract, lease, loan agreement, license, permit or other agreement to which Parent or any of its affiliates is a party, or by which Parent or any of its affiliates is bound or to which it or any of them is subject and (c) will not violate any law, judgment, decree, order, regulation or rule of any court or governmental authority by which Parent or any of its affiliates is bound or any of their respective properties is subject, except in any case where the violation or default would not materially adversely affect Parent's or Sub's ability to consummate the transactions contemplated by this Agreement (including, without limitation, its ability to complete the Share Purchase pursuant to the Offer).

    SECTION 4.5. FINANCIAL STATEMENTS. The audited financial statements (including the notes thereto, the "Parent Audited Financial Statements") of Parent for its most recently completed fiscal year, a copy of which has previously been delivered to the Corporation, present fairly, in all material respects, the consolidated financial position of Parent and its subsidiaries as of the date thereof and their consolidated results of operations, cash flows and stockholders' equity for the period then ended, all in conformity with GAAP. The unaudited financial statements (including the notes thereto) of Parent for the period ended June 30, 1997, a copy of which has been previously delivered to the Corporation, were prepared in a manner consistent with the basis of presentation used in the Parent Audited Financial Statements and in accordance with GAAP, and fairly present, in all material respects, the consolidated financial position of Parent and its subsidiaries as at and for the periods indicated, subject to normal recurring year-end adjustments.

    SECTION 4.6. FINANCING. Parent and Sub have obtained letters (copies of which have been delivered to the Corporation) from responsible financial institutions providing for, subject to certain conditions set forth therein, commitments to provide all funds necessary, together with funds available to the Parent and Sub, to consummate the transactions contemplated hereby.

    SECTION 4.7. OFFER DOCUMENTS; OTHER INFORMATION. None of the information contained in any of the Offer Documents (excluding information described therein as being supplied by the Corporation with respect to itself) will, at the respective times such Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 4.8. LITIGATION. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Parent or Sub, threatened against Parent or Sub or any of their affiliates before any court or arbitrator or any governmental body, agency or official which are reasonably likely, individually or in the aggregate, to materially adversely affect Parent's or Sub's ability to consummate the transactions contemplated hereby or which questions or challenges the validity of this Agreement or the transactions contemplated hereby.

     ARTICLE V--CONDUCT OF BUSINESS BY THE CORPORATION PENDING THE CLOSING

    From the date hereof until immediately after the Closing (or, if sooner, the termination of this Agreement), and except as otherwise consented to or approved by Parent in writing, which consent or approval shall not be unreasonably withheld or delayed:

    SECTION 5.1. REGULAR COURSE OF BUSINESS. (a) The Corporation will, and will cause its Subsidiaries to, conduct business substantially in the same manner as heretofore conducted and neither the Corporation nor any of its Subsidiaries will engage in any transaction or activity, enter into any agreement or make any commitment (or materially amend any Material Contract existing on the date hereof), except (i) as set forth on DL 5.1(a), (ii) in the ordinary course of business and consistent with past practices or pursuant to an agreement to which the Corporation or any of such Subsidiaries is a party on the date hereof (it being understood that transactions in the call center outsourcing business shall be deemed to be within the ordinary course of business of the Corporation and any Subsidiary which is engaged in such business as of the date hereof), (iii) as contemplated by this Agreement, or (iv) which would not be reasonably likely to have a Material Adverse Effect. Except as otherwise permitted by this Agreement, the Corporation will not, and will cause the Subsidiaries not to, intentionally take any action that would cause, or intentionally omit to take any reasonable action that in all likelihood would prevent, any of the representations and warranties contained in Article III which are qualified as to materiality to fail to be true and correct in any respect or any representation or warranty not so qualified to fail to be true and correct in all material respects, as if such representations and warranties were deemed to be made at and as of the Closing (except to the extent any such representation or warranty was expressly made only as of a different date).

    (b) Without limiting the generality of subsection (a) of this Section, the Corporation will not, and will not permit any Subsidiary to, except pursuant to this Agreement or as otherwise permitted by DL 5.1(b): (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, make any material investment in any other entity which is not a wholly owned affiliate of the Corporation or relinquish any material contract rights; (ii) acquire (including by lease) any material assets or properties or dispose of, mortgage or encumber any of its material assets or properties (except in each case in the ordinary course of business and consistent with past practice or pursuant to an agreement to which the Corporation or any Subsidiary is a party on the date hereof); (iii) make or commit to make any capital expenditures in excess of $150,000, (iv) make any change in accounting principles (except as may be required by generally accepted accounting principles or SEC regulations, in which event, the Corporation will fully disclose any such change and the reason(s) therefor); (v) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries;
(vi) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary, wages or commissions of employees of the Corporation or its Subsidiaries who are not officers of the Corporation in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or agreements or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Corporation or any of its subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (vii) except for transactions between the Corporation and Subsidiaries or in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness or other liability (other than indebtedness incurred under the Amended and Restated Credit Agreement dated December 31, 1994, between the Corporation and Bank of Boston, Connecticut (the "Existing Credit Facility"); PROVIDED that there shall not be any material increase in the amounts outstanding under the Existing Credit Facility, other than in the ordinary course of business, or otherwise as an accommodation, except for guarantees by Corporation of obligations of Subsidiaries or guarantees by Subsidiaries of obligations of Subsidiaries, become responsible for the obligations of any person or, other than in the ordinary course of business consistent with past practice, make any loan or other extension of credit except for intercompany transactions between Corporation and Subsidiaries and between Subsidiaries; (viii) agree to the settlement of any material claim or litigation (including, but not limited to, any claim or litigation in respect of, related to or arising out of any Environmental Law, Environmental Permit or Pollution Incident); (ix) make any material tax election or settle or compromise any material tax liability; (x) permit any insurance policy naming it as beneficiary or a loss payable payee to be cancelled without notice to Parent, except for the cancellation of insurance policies required to be maintained by third parties for the benefit of the Corporation or any Subsidiary of which such cancellation neither the Corporation nor any Subsidiary has notice; (xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Corporation or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger); or (xii) agree, in writing or otherwise, to take any of the foregoing actions.

    SECTION 5.2. CHARTER DOCUMENTS AND CAPITAL CHANGES. Except as expressly authorized by this Agreement or required by Section 1.2, neither the Corporation nor any of its Subsidiaries will (a) change or amend its Certificate of Incorporation, By-Laws or the Certificate of Incorporation or By-Laws of any of its Subsidiaries, (b) issue or sell any shares of its capital stock (other than shares issuable upon exercise of currently outstanding options), nor issue options (other than automatic issuances pursuant to the terms of a plan in effect on the date hereof or pursuant to the terms of any existing employment agreement), warrants to purchase, or rights to subscribe to, any shares of its capital stock, or enter into any arrangement or contract with respect thereto, or (c) make any other material changes in its capital structure, other than dividends and other intercompany transfers, allocations and transactions in the ordinary course of business between any wholly-owned Subsidiary and the Corporation or any other wholly-owned Subsidiary.

    SECTION 5.3. ORGANIZATION AND GOOD WILL. Except as set forth in DL 5.3, the Corporation will use all reasonable efforts to preserve the business, business organization and good will of the Corporation and each of its Subsidiaries, keep in place their present executive officers and key employees, and preserve their present relationships with persons having business dealings with them.

    SECTION 5.4. INSURANCE. The Corporation will use all commercially reasonable efforts to maintain, and cause each of its Subsidiaries to maintain, insurance substantially at current levels on all property, real, personal and mixed, owned or leased by them.

    SECTION 5.5. COMPLIANCE WITH LAWS. The Corporation will use its best efforts to duly comply, and cause each of its Subsidiaries to duly comply, in all material respects with all laws applicable to them and their respective properties, operations, business and employees, except where the failure to do so is not reasonably likely to have a Material Adverse Effect on the Corporation.

    SECTION 5.6. SEC REPORTS. The Corporation will duly file all reports required to be filed by it with the SEC pursuant to the Exchange Act and will submit copies thereof to Parent simultaneously with the time of filing thereof.

    SECTION 5.7. PROXY STATEMENT. If shareholder approval of the Merger is required by law, as promptly as practicable following the Share Purchase, the Corporation will prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Promptly following the Share Purchase, if required by the DGCL in order to consummate the Merger, the Corporation will cause the definitive Proxy Statement to be mailed to the shareholders of the Corporation and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies.

    SECTION 5.8. SHAREHOLDER APPROVAL. (a) Promptly following the Share Purchase, if required by DGCL in order to consummate the Merger, the Corporation, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a special meeting of the holders of Common Stock for the purpose of voting upon this Agreement and the Merger and the Corporation agrees that this Agreement and the Merger shall be submitted at such special meeting. The Corporation shall use its reasonable best efforts to solicit from its shareholders proxies, and shall take all other action necessary and advisable, to secure the vote of shareholders required by applicable law to obtain the approval for this Agreement and the Merger. Subject to Section 5.9 of this Agreement, the Corporation agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Parent will cause all shares of Common Stock owned by Parent and its subsidiaries to be voted in favor of the Merger.

    (b) Notwithstanding the foregoing, in the event that Sub shall acquire at least 90% of the outstanding Corporation Common Stock, the Corporation agrees, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Corporation's shareholders, in accordance with Section 253 of the DGCL.

    SECTION 5.9. NO SOLICITATION OF OTHER OFFERS. (a) The Corporation and its affiliates and each of their respective officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Neither the Corporation nor any of its affiliates, shall, directly or indirectly, take (and the Corporation shall not authorize or permit its or its affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to (i) encourage, solicit or initiate the making of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or Sub or their representatives) in connection with, or take any other action to facilitate any inquiries or the making of any proposal (including without limitation by taking any action (except as required by Section 1.2) that would make the Rights Agreement, Section 203 of the DGCL or the provisions of Article FIFTH of the Corporation's Certificate of Incorporation inapplicable to an Acquisition Proposal) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, PROVIDED, HOWEVER, that the Corporation, in response to an unsolicited Acquisition Proposal and in compliance with its obligations under Section 5.9(b) hereof, may participate in discussions or negotiations with or furnish information to any third party which proposes a transaction which the Board of Directors of the Corporation reasonably determines will result in a Superior Proposal if the Board of Directors believes (and has been advised in writing by independent outside counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable law. In addition, neither the Board of Directors of the Corporation nor any Committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval and recommendation of the Offer and this Agreement or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, provided that the Corporation may recommend to its shareholders an Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (i) the Board of Directors of the Corporation has determined that the Acquisition Proposal is a Superior Proposal, (ii) all the conditions to the Corporation's right to terminate this Agreement in accordance with Section 8.1(e) have been satisfied (including the expiration of the three day period described therein and the payment of all amounts required pursuant to Section 9.1), (iii) simultaneously with such withdrawal, modification or recommendation, this Agreement is terminated in accordance with Section 8.1(e) and (iv) the Acquisition Proposal does not provide for any breakup fee or other inducement to the acquiror other than reimbursement of out of pocket expenses incurred in connection with such Acquisition Proposal. Any actions permitted under, and taken in compliance with, this Section 5.9 shall not be deemed a breach of any other covenant or agreement contained in this Agreement.

    "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Corporation or any of its Subsidiaries or of over 10% of any class of equity securities of the Corporation or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Corporation or any of its Subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Corporation or any of its Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby. "Superior Proposal" shall mean a BONA FIDE proposal made by a third party to acquire all of the outstanding shares of the Corporation pursuant to a tender offer, a merger or a sale of all of the assets of the Corporation (x) on terms which a majority of the members of the Board of Directors of the Corporation determines in its good faith reasonable judgement (based on the advice of independent outside financial and legal advisors) to be more favorable to the Corporation and its shareholders than the transactions contemplated hereby, (y) for which in the good faith reasonable judgement of the Board of Directors adequate financing or other consideration is then available and (z) which does not provide for any breakup fee or other inducement to the acquiror other than reimbursement of documented out-of-pocket expenses incurred in connection with the Superior Proposal.

    (b) In addition to the obligations of the Corporation set forth in paragraph
(a), on the date of receipt thereof, the Corporation shall advise Parent of any request for information or any Acquisition Proposal, or any inquiry or proposal with respect to any Acquisition Proposal, and the material terms and conditions of such request or takeover proposal.

    (c) Immediately following the Share Purchase, the Corporation will request each person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Corporation or any portion thereof (the "Confidentiality Agreements") to return all confidential information heretofore furnished to such person by or on behalf of the Corporation.

    SECTION 5.10. NOTIFICATION OF CERTAIN MATTERS. The Corporation shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Corporation or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract to which the Corporation or any of its Subsidiaries is a party or is subject; and (b) any change or occurrence in the

Corporation and its Subsidiaries taken as a whole which has had a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole, or the occurrence of any event which is reasonably likely to result in such a Material Adverse Effect. Each of the Corporation and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

    SECTION 5.11. RIGHTS AGREEMENT. The Corporation shall not redeem the Rights or amend (other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the Effective Time without the consent of the Parent unless required to do so by a court of competent jurisdiction.

    SECTION 5.12. PROPERTIES; MATERIAL CONTRACTS. The Corporation will use, and will cause its Subsidiaries to use, all reasonable efforts to (a) maintain and keep their respective properties in their current condition in all material respects, except for ordinary wear and tear and damage due to casualty or other extraordinary occurrence, and (b) perform in all material respects their respective obligations under the Material Contracts.

    SECTION 5.13. DIVIDENDS, ETC. Prior to the Closing, the Corporation will not declare, pay or set aside for payment any dividend or distributions, including a distribution of rights, in respect of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock, except as contemplated by this Agreement, in connection with the cancellation or exercise of stock options, or any such dividends, distributions or payments made by or to any Subsidiary.

    SECTION 5.14. FULL ACCESS. The Corporation will, until the Closing afford to Parent, its counsel, accountants and other authorized representatives, full and complete access, upon reasonable notice and in a reasonable manner, to the offices, properties, books and records of the Corporation and each of its Subsidiaries in order that Parent may have full opportunity to make such reasonable investigations as it shall desire as to the business and affairs of the Corporation and its Subsidiaries. The Corporation will also cause its officers, accountants and attorneys to furnish, upon reasonable notice and in a reasonable manner, such additional financial and operating data and other information as Parent shall from time to time reasonably request. Parent shall, and shall cause its directors, officers, employees, partners, agents, counsel, accountants and other authorized representatives and any proposed lender, placement agent or underwriter to, keep confidential any and all information (whether in writing or otherwise) obtained or developed pursuant to this Agreement in accordance with the provisions of Section 6.1 hereof.

                        ARTICLE VI--COVENANTS OF PARTIES

    The Corporation hereby covenants and agrees with Parent and Sub, and Parent and Sub hereby covenant and agree with the Corporation, that:

    SECTION 6.1. CONFIDENTIALITY. (a) Until the Closing Time, or, in the event of the termination of this Agreement pursuant to Article VIII, for a period of three years from the date of such termination, the Corporation, Parent and Sub and their respective affiliates, consultants, advisors, officers, employees, directors and agents ("Representatives") shall hold in strictest confidence and not divulge, use or make available to any other person any information of the other obtained from any investigation of the other in connection with the transactions contemplated hereby (including all data, reports, interpretations, electronic images, computer software, forecasts and records), or given to them by the other or by others performing services for them or the other or in a confidential relationship with the other (herein collectively referred to as "Information"), except to the extent (i) such party is compelled to disclose such Information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law (provided such disclosing party provides the other parties hereto with prompt notice of such proposed disclosure so that such other parties may seek a protective order or other appropriate remedy),
(ii) such Information becomes generally available to the public other than as a result of a breach of this Section or is otherwise available from third parties not under a duty to keep such Information confidential, (iii) such Information was at the time of its disclosure to such person previously known to it, (iv) such disclosure is permitted by Section 6.4 (relating to public announcements) or otherwise pursuant to this Agreement, or (v) such Information is divulged to such party's Representatives (provided that each such person agrees to be bound by the provisions of this Section). Neither Parent, Sub nor the Corporation, nor any of their respective Representatives, will misuse to the detriment of the other, any Information obtained from the other. If the Share Purchase does not occur, upon the request of the Corporation or Parent and Sub, the party to whom such request is made shall as directed by the requesting party destroy or return to the requesting party any and all copies of written Information covered by this Section furnished to such non-requesting party or its representatives by, or on behalf of, the requesting party or otherwise obtained, prepared or developed by or on behalf of the non-requesting party, and such destruction shall be certified in writing to the requesting party.

    (b) For a period of three years from the date of the termination of this Agreement, if the Share Purchase does not occur, Parent (and any affiliate thereof) will not (i) solicit for hire or employ any person who on the date hereof or on the date of such termination was an employee of the Corporation or any of its Subsidiaries or (ii) cause any individual engaged as an independent contractor by the Corporation or any of its Subsidiaries to breach or void such individual's independent contractor agreement with the Corporation.

    (c) Contemporaneous with the Share Purchase, Parent shall make or cause the Corporation and each of its Subsidiaries to make, by certified or bank check or other means acceptable to the payee thereof, all payments which are required to be made on or after such time under any agreement in effect on the date hereof between the Corporation or any of such Subsidiaries and (i) any officer or other employee thereof as a result of a "change of control" (as defined in any such agreement) having occurred or as a result of the termination of such officer's or employee's employment, whether voluntary or otherwise, and (ii) all non-employee directors of the Company with respect to deferred compensation, including, without limitation the severance, bonus and other payments listed in DL 6.1, which amounts have been reviewed and approved by Parent and Sub.

    SECTION 6.2. COOPERATION. The Corporation and Parent will cooperate with each other and each such party shall take all reasonable actions that may be necessary or desirable to consummate the transactions contemplated pursuant to this Agreement, including, but not limited to, furnishing to each other, or reviewing, the information relating to each of them required by applicable statutes, rules and regulations for the purpose of preparing the Offer Documents, any federal and state securities law filings and any filings under the HSR Act. Prior to the execution of this Agreement, Parent will provide the Corporation with a copy in draft form of the Offer Documents and will make available a final copy of the Offer Documents prior to filing with the SEC. Each party covenants that all such information furnished to the other or reviewed by it will be true and correct in all material respects to the knowledge of such party. Parent and the Corporation will promptly notify the other party hereto of any comments or requests for additional information from the SEC or state securities law administrators or relating to any filing under the HSR Act relating to the Offer, and will upon request supply the other parties hereto with copies of all correspondence between them or their representatives and the SEC or members of its staff or state securities law administrators with respect to the transaction contemplated hereby or relating to any filing under the HSR Act relating thereto.

    SECTION 6.3. FILINGS; CONSENTS; REMOVAL OF OBJECTIONS. Each party hereto agrees to exert all reasonable efforts to consummate the Offer and the Merger at the earliest practicable time, including, without limitation, (i) preparing and filing all requisite applications, documents and notifications (including filing with the FTC and the DOJ the Notification and Report Forms under the HSR Act and cooperating with each other with respect to the filing of any additional information with respect thereto) in connection with the transaction contemplated herein required by applicable law, (ii) responding as promptly as practicable to all inquiries in connection therewith, (iii) removing or satisfying, if reasonably practicable, any objections to the validity or legality of the Share Purchase, and (iv) satisfying the conditions to the consummation of the Share Purchase set forth herein.

    SECTION 6.4. PUBLIC ANNOUNCEMENTS. Parent, Sub and the Corporation will consult with each other before issuing any press release or making any public statement with respect to the Offer or this Agreement and, except as may be required by applicable law or the NYSE Rules, will not issue any such press release or make any such public statement without the prior consent of the other party hereto, which consent will not be unreasonably withheld or delayed.

    SECTION 6.5. EMPLOYEE BENEFITS. (a) Until the first anniversary of the Effective Time, Parent shall ensure that all employees and officers of the Corporation and Subsidiaries receive compensation and benefits in the aggregate substantially comparable to the compensation and benefits received by such individuals immediately prior to the date hereof. Notwithstanding the foregoing, following the Effective Time, the Parent may terminate the employment of any employee (subject to the payment of severance benefits payable to the employee in connection with such termination).

    (b) Until the first anniversary of the Effective Time, Parent shall keep in effect all severance policies that are applicable to employees and officers of the Corporation and its Subsidiaries immediately prior to the date hereof.

    (c) Following the Effective Time, (i) Parent shall ensure that no employee welfare benefit plan adopted by the Corporation or the Subsidiaries shall have any preexisting condition limitations and (ii) Parent shall honor all premiums and deductibles paid by the employees, officers and directors of the Corporation and Subsidiaries under all Employee Benefit Plans up to (and including) the Effective Time.

    (d) Following the Effective Time, for purposes of eligibility and vesting, Parent shall honor all service credit accrued by the employees, officers and directors of the Corporation and Subsidiaries under all Employee Benefit Plans up to (and including) the Effective Time.

    SECTION 6.6. INDEMNIFICATION AND INSURANCE. (a) From and after the Share Purchase, Parent shall cause the Corporation to (i) maintain in effect in the Certificate of Incorporation of the Corporation the provisions with respect to the indemnification set forth in Article VII of the Certificate of Incorporation of the Corporation as in effect at the Share Purchase, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals (or their estates) who at the date of this Agreement and/or as of the closing of the Share Purchase are or were directors, officers, employees or agents of the Corporation or its Subsidiaries, unless such modification is required by law and (ii) maintain in effect for a period of six
(6) years from the Share Purchase each Indemnification Agreement in effect (as of such date) between the Corporation or any of its Subsidiaries and officers and directors of the Corporation and its Subsidiaries, which Indemnification Agreement shall not be amended or modified during such period in any manner that would adversely affect the rights of the individual who is a party thereto.

    (b) Prior to the Share Purchase, the Corporation shall purchase a six year "tail" insurance policy with its current carrier substantially identical in all respects to the Corporation's current directors' and officers' liability insurance coverage (and providing coverage for an amount not less than $30,000,000 and providing for two reinstatement options, exercisable at any time during such six year tail period of $30,000,000) covering those persons who are currently covered on the date of this Agreement by the Corporation's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties").

    (c) In the event the Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Corporation or Parent, as the case may be, shall assume the obligations set forth in this Section.

    (d) Notwithstanding the foregoing, nothing herein shall be construed to relieve Parent or the Corporation of their respective obligations to any Indemnified Party pursuant to this Section, and each of the Indemnified Parties shall be entitled to enforce such obligations (including the right to indemnification) directly against the Parent or the Corporation without first making any claim with respect thereto against any applicable successor or assign.

    (e) This Section 6.6 shall survive the consummation of the Share Purchase and the Merger, if necessary, is intended to benefit the Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of the Corporation and the Parent. Parent shall cause the Corporation to honor its obligations pursuant to this Section 6.6 from and after the Share Purchase.

    SECTION 6.7. RESIGNATION OF DIRECTORS. The Corporation shall cause each of the persons who are members of the Board of Directors of the Corporation or of the Board of Directors of the Subsidiaries (other than Allied Bond & Collection Agency, Inc.) immediately prior to the Closing to deliver their resignations as directors of the Corporation and such Subsidiaries, which resignations shall be effective as of the Closing.

    SECTION 6.8. CONFIDENTIALITY AGREEMENT. Purchaser and the Corporation hereby agree that as of the date hereof the Confidentiality Agreement dated August 18, 1997 between Purchaser and the Corporation shall in all respects be terminated.

    SECTION 6.9. CERTAIN ACTIONS OF PARENT AND SUB. Parent and Sub will not take any action, or omit to take any reasonable action, which in all likelihood would
(i) have a Material Adverse Effect on the ability of Parent or Sub to consummate the transactions contemplated hereby, or (ii) cause any of the representations and warranties contained in Article IV which are qualified as to materiality to fail to be true and correct in any respect or any such representation or warranty which is not so qualified to fail to be true and correct in all material respects, as if such representations and warranties were made at and as of the Closing, except to the extent any such representation or warranty was expressly made only as of a different date.

             ARTICLE VII--CONDITIONS TO CONSUMMATION OF THE MERGER

    SECTION 7.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, SUB AND THE CORPORATION. The respective obligations of Parent and Sub, on the one hand, and the Corporation, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

        (a) APPROVAL OF CORPORATION'S SHAREHOLDERS. To the extent required by applicable law, this Agreement and the Merger shall have been approved and adopted by holders of the requisite number of outstanding shares of the Common Stock of the Corporation entitled to vote in accordance with applicable law (if required by applicable law) and the Corporation's Certificate of Incorporation and By-Laws;

        (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

        (c) INJUNCTION. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time, PROVIDED, HOWEVER, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; and

        (d) STATUTES. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger or has the effect of making the purchase of the Common Stock illegal.

                   ARTICLE VIII--TERMINATION AND ABANDONMENT

    SECTION 8.1. TERMINATION. This Agreement may be terminated prior to the Share Purchase and the Merger may be abandoned after the Share Purchase:

        (a) by mutual written consent of the Corporation, on the one hand, and of Parent and Sub, on the other hand;

        (b) by either Parent, on the one hand, or the Corporation, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for shares of Common Stock pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

        (c) by Parent, on the one hand, or the Corporation, on the other hand, if the Share Purchase shall not have occurred within 120 days after commencement of the Offer, unless the Share Purchase shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement;

        (d) by the Parent, in the event of a breach by the Corporation of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (d) or (f) of Annex I to this Agreement, and (B) cannot or has not been cured prior to the earlier of (i) 15 days after the giving of written notice of such breach to the Corporation and (ii) two business days prior to the date on which the Offer expires;

        (e) by either Parent, on the one hand, or the Corporation, on the other hand, if the Board of Directors of the Corporation determines that an Acquisition Proposal constitutes a Superior Proposal and the Board believes (and has been advised by independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; PROVIDED, HOWEVER, the Corporation may not terminate this Agreement pursuant to this
    Section 8.1(e) unless and until three days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors and during such three day period the Corporation has fully cooperated with the Parent, including, without limitation, informing the Parent of the terms and conditions of such Superior Proposal with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; and PROVIDED FURTHER that at the end of such three day period the Board of Directors of the Corporation determines that the Acquisition Proposal constitutes a Superior Proposal and the Board continues to believe (and has again been advised by independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; PROVIDED FURTHER that this Agreement shall not terminate pursuant to this
    Section 8.1(e) unless (i) prior to such termination Parent has received all fees and expenses set forth in Section 9.1 by wire transfer in same day funds and (ii) simultaneously with such termination the Corporation enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal which acquisition agreement (x) permits the Corporation to terminate the acquisition agreement in the event the Board of Directors of the Corporation determines to effect a transaction with Parent and (y) does not provide for breakup fee or other inducement to the acquiror other than reimbursement of documented out of pocket expenses incurred in connection with such Superior Proposal;

        (f) by the Corporation, in the event of a breach by the Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement which cannot or has not been cured within 15 days after the giving of written notice of such breach to the Parent and Sub, except, in any case where such failure is not reasonably likely to affect adversely Parent's or Sub's ability to complete the Offer and/or Merger.

    SECTION 8.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1 hereof by Parent or Sub, on the one hand, or the Corporation, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Corporation, except that Sections 6.1, 6.4, 9.1 and this Section 8.2 hereof shall survive any termination of this Agreement. Nothing in this Section 8.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

                           ARTICLE IX--MISCELLANEOUS

    SECTION 9.1. FEES AND EXPENSES. (a) Except as provided in paragraph (b) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

    (b) If this Agreement is terminated:

        (i) by Parent because of an event set forth in clause (iv)(e) of Annex I of this Agreement; or

        (ii) by Parent or the Corporation in accordance with the terms of
    Section 8.1(e) of this Agreement; or

        (iii) by the Corporation pursuant to Section 8.1(c), if, prior to such termination, the Corporation shall have directly or indirectly notified any of its stockholders that a third party has made an Acquisition Proposal or a third party shall have announced an Acquisition Proposal, and within twelve months after such termination, the Corporation or any of its Subsidiaries enters into an agreement with respect to any merger or any other business combination, sale or other disposition of any material amount of assets, sale of shares of capital stock which would give the acquirors not less than 10% of the issued Shares, a tender offer or exchange offer or similar transaction involving the Corporation or one or more of its Subsidiaries accounting for more than 10% of the Corporation's consolidated income in its prior fiscal year (a "Third Party Acquisition"), or a Third Party Acquisition occurs within twelve months after the Corporation's termination of this Agreement pursuant to Section 8.1(c), involving any such party (or any affiliate or associate thereof) (x) with whom the Corporation or any Subsidiary (or their respective representatives) during the term of this Agreement had any discussions with respect to a Third Party Acquisition, (y) to whom the Corporation or any Subsidiary (or any of their respective representatives) during the term of this Agreement furnished information with respect to or with a view toward a Third Party Acquisition, or (z) who during the term of this Agreement had submitted a proposal or expressed any interest publicly or to the Corporation or any Subsidiary (or their respective representatives) in a Third Party Acquisition, which Third Party Acquisition contemplates a direct or indirect consideration for shares of Common Stock in excess of the Merger Consideration, in the case of each of clauses (x), (y) and (z) prior to such termination; then the Corporation shall (except as required to be earlier paid in accordance with Section 8.1(e)) pay to Parent in same day funds Seven Million Seven Hundred Thousand Dollars ($7,700,000.00), which shall be deemed to include reimbursement for all out-of-pocket fees and expenses incurred by Parent or on its behalf in connection with the transactions contemplated hereby.

    SECTION 9.2. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be given by personal delivery, reputable overnight courier service, certified mail (postage prepaid, return receipt requested), facsimile (with a copy sent via prepaid first class mail) or first class mail, as follows:

    If to the Corporation, to:

       The Union Corporation
       211 King Street
       Suite 100
       Charleston, South Carolina 29401
       Attention: William B. Hewitt, President
               and Chief Executive Officer

       Fax: (803) 958-3850

    with a copy to:

       Zimet, Haines, Friedman & Kaplan
       460 Park Avenue
       New York, New York 10022
       Attention: Robert H. Haines, Esq.
       Fax: (212) 223-1151

    If to Parent and Sub, to:

       c/o Outsourcing Solutions Inc.
       390 South Woods Mill Road
       Suite 150
       Chesterfield, MO 63017
       Attention: Timothy G. Beffa, President
               and Chief Executive Officer
       Fax: (314) 576-1867

    with a copy to:

       White & Case
       1155 Avenue of the Americas
       New York, New York 10036
       Attention: Frank L. Schiff, Esq.
       Fax: (212) 819-7817

or to such other address as such party may hereafter specify by notice to the other party hereto delivered in accordance with this Section. Each such notice, request or other communication shall be effective (a) if personally delivered, when presented, (b) if by reputable overnight courier, the next business day following the delivery thereof to such courier (or such later date as is demonstrated by a BONA FIDE receipt therefor), (c) if given by certified mail (postage prepaid, return receipt requested), three business days after deposit in the mails, (d) if given by facsimile, when the appropriate answerback or other confirmation of receipt is received, or (e) if given by any other means, when received.

    SECTION 9.3. TERMINATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall terminate at the Share Purchase and neither the Corporation nor any officer, director, employee, stockholder, fiduciary or agent of the Corporation shall be under any liability or obligation whatsoever with respect to any such representation or warranty after such time. This Section shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Share Purchase.

    SECTION 9.4. AMENDMENTS. Subject to applicable law, this Agreement may be amended, modified or supplemented only by the mutual written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; except that Sections 6.1(c), 6.5 and 6.6 above may not be amended or supplemented to the detriment of any intended third party beneficiary thereof without the express written consent of such beneficiary.

    SECTION 9.5. WAIVERS. At any time prior to the Closing, Parent, on the one hand, and the Corporation, on the other hand, may (a) extend the time for the performance of any agreement of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any agreement of the other party or any condition contained herein (unless pursuant hereto such condition may not be waived) to be satisfied by such other party. Any agreement on the part of any party to any such extension, and any such waiver, shall be effective only if set forth in a writing signed on behalf of such party and delivered to the other party hereto.

    SECTION 9.6. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, that no party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto and any attempt to so assign such right or obligation shall be void AB INITIO.

    This Agreement shall be binding upon and is solely for the benefit of the parties hereto and their respective permitted successors and assigns, and nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except that (i) in the event that the Share Purchase shall be consummated, then from and after the Share Purchase the provisions of Sections 6.1(c), 6.5 and 6.6 shall inure to the benefit of the employees, option holders and other persons specified therein, who, as the intended beneficiaries of such Sections, shall each be entitled to enforce his or her rights under such Sections and (ii) the provisions of Section 6.6 shall inure to the benefit of the Indemnified Parties, who, as the intended beneficiaries of such Section 6.6, shall each be entitled to enforce his or her rights under such Section.

    SECTION 9.7. GOVERNING LAW AND FORUM. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely therein, except that, with respect to matters of corporate law, Delaware law shall apply.

    SECTION 9.8. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same force and effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

    SECTION 9.9. ENTIRE AGREEMENT; SCHEDULES AND EXHIBITS. This Agreement, including the Schedules and Annex I hereto (which are hereby made a part of this Agreement), contains all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

    SECTION 9.10. HEADINGS AND TABLE OF CONTENTS. The headings in this Agreement and the Table of Contents are included herein for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                             ARTICLE X--DEFINITIONS

    For purposes of this Agreement, the following terms shall have the respective meanings ascribed to such terms in this Article.

    (a) "Balance Sheet Date" shall have the meaning ascribed to such term in
Section 3.9.

    (b) "Cash Payment" shall have the meaning ascribed to such term in Section 1.4.

    (c) "Certificate of Merger" shall have the meaning ascribed to such term in
Section 2.1.

    (d) "Certificates" shall have the meaning ascribed to such term in Section 2.4.

    (e) "Closing" shall have the meaning ascribed to such term in Section 2.10.

    (f) "Closing Date" shall have the meaning ascribed to such term in Section 2.10.

    (g) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    (h) "Corporation Filings" shall have the meaning ascribed to such term in
Section 3.7.

    (i) "Corporation Financial Statements" shall have the meaning ascribed to such term in Section 3.8.

    (j) "Corporation Stock" shall have the meaning ascribed to such term in the preamble to this Agreement.

    (k) "Corporation 10-Ks" shall have the meaning ascribed to such term in
Section 3.7.

    (l) "Credit Agreement" shall have the meaning ascribed to such term in
Section 3.10.

    (m) "DGCL" shall have the meaning ascribed to such term in Section 1.2.

    (n) "DL" is the Disclosure Letter.

    (o) "DOJ" shall mean the United States Department of Justice.

    (p) "Dissenting Shareholders" shall have the meaning ascribed to such term in Section 2.3.

    (q) "Effective Time" shall have the meaning ascribed to such term in Section 2.1.

    (r) "ERISA" shall have the meaning ascribed to such term in Section 3.14.

    (s) "Exchange Act" shall have the meaning ascribed to such term in Section 1.1.

    (t) "FTC" shall mean the Federal Trade Commission.

    (u) "GAAP" shall have the meaning ascribed to such term in Section 3.8.

    (v) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    (w) "Material Adverse Effect" shall mean any change in or effect on the applicable corporation that either is, or in all reasonable likelihood will be, materially adverse to the business, operations, financial condition, results of operations, assets, liabilities or reserves of such corporation and its subsidiaries, taken as a whole.

    (x) "Material Contracts" shall have the meaning ascribed to such term in
Section 3.18.

    (y) "Merger" shall have the meaning ascribed to such term in the preamble of this Agreement.

    (z) "Merger Consideration" shall have the meaning ascribed to such term in
Section 2.2.

    (aa) "NYSE Rules" shall mean the rules and regulations promulgated by the New York Stock Exchange, Inc.

    (bb) "Offer" shall have the meaning ascribed to such term in the preamble of this Agreement.

    (cc) "Offer Documents" shall have the meaning ascribed to such term in
Section 1.1(b).

    (dd) "Options" shall have the meaning ascribed to such term in Section 1.4.

    (ee) "Parent Audited Financial Statements" shall have the meaning ascribed to such term in Section 4.5.

    (ff) "Paying Agent" shall have the meaning ascribed to such term in Section 2.4.

    (gg) "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

    (hh) "Per Share Amount" shall have the meaning ascribed to such term in the preamble to this Agreement.

    (ii) "Proxy Statement" shall have the meaning ascribed to such term in
Section 2.11.

    (jj) "Rights Agreement" shall have the meaning ascribed to such term in
Section 1.2.

    (kk) "Schedule 14D-1" shall have the meaning ascribed to such term in
Section 1.1(b).

    (ll) "Schedule 14D-9" shall have the meaning ascribed to such term in
Section 1.2(b).

    (mm) "SEC" shall mean the United States Securities and Exchange Commission.

    (nn) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    (oo) "Share Purchase" shall have the meaning ascribed to such term in
Section 1.1.

    (pp) "Shares" shall have the meaning ascribed to such term in the preamble to this Agreement.

    (qq) "Subsidiaries" shall have the meaning ascribed to such term in Section 3.6.

    (rr) "Surviving Corporation" shall have the meaning ascribed to such term in
Section 2.1(b).

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ATTEST:                         THE UNION CORPORATION

                                By:  /s/ MELVIN S. COOPER
------------------------------       ----------------------------------------
Name:                                Name: Melvin S. Cooper
Title:                               Title: Chairman of the Board

ATTEST:
                                OUTSOURCING SOLUTIONS, INC.

                                By:  /s/ TYLER T. ZACHEM
------------------------------       ----------------------------------------
Name:                                Name: Tyler T. Zachem
Title:                               Title: Vice President

ATTEST:
                                SHERMAN ACQUISITION CORPORATION

                                By:  /s/ TYLER T. ZACHEM
------------------------------       ----------------------------------------
Name:                                Name: Tyler T. Zachem
Title:                               Title: Vice President and Treasurer

                                    ANNEX I
                 TO SHARE PURCHASE AGREEMENT AND PLAN OF MERGER

                        CONDITIONS TO THE SHARE PURCHASE

    The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed.

    Notwithstanding any other provision of the Offer or the Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1c under the Exchange Act, pay for any shares of Common Stock tendered pursuant to the Offer and may terminate the Offer or amend the Offer as and to the extent provided in Section 1.1 of the Agreement and may postpone the acceptance of, and payment for, shares of Common Stock, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent two-thirds of the total voting power of all shares of capital stock of the Corporation outstanding on a fully-diluted basis, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated,
(iii) Parent shall not have received financing necessary for it and Sub to consummate the Offer and the other transactions contemplated by the Agreement in accordance with the terms of the bank commitment letter dated December 22, 1997, to Parent from The Chase Manhattan Bank, Chase Securities Inc. and Goldman Sachs Credit Partners L.P. or (iv) if, at any time on or after the date of the Agreement and at or before the Share Purchase any of the following shall occur:

        (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, delay or otherwise directly or indirectly materially restrain, prohibit or make more costly the Offer or the Merger or seeking to obtain material damages, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or Sub of all or any material portion of the business or assets of the Corporation or any of its Subsidiaries taken as a whole or to compel Parent or Sub to dispose of or hold separately all or any material portion of the business or assets of Parent or Sub or the Corporation or any of its Subsidiaries taken as a whole or seeking to impose any material limitation by reason of the transactions contemplated by the Agreement on the ability of Parent or Sub to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Parent or Sub effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Sub or Parent on all matters properly presented to the Corporation's shareholders, (iv) seeking to require divestiture by Parent or Sub of any shares of Common Stock, (v) otherwise directly or indirectly relating to the Offer or the Merger and which, could reasonably be expected to materially adversely affect the Corporation or any of its Subsidiaries or Sub or Parent, or (vi) otherwise having a Material Adverse Effect on the Corporation and its Subsidiaries taken as a whole;

        (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, Sub, the Corporation or any Subsidiary of the Corporation or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

        (c) any change (other than as a result of general economic conditions) shall have occurred, or Parent shall have become aware of any fact, that is reasonably likely to have a Material Adverse Effect on the Corporation and its Subsidiaries taken as a whole;

        (d) any of the representations or warranties made by the Corporation in the Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any of such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect as of the date of this Agreement or immediately prior to the Share Purchase;

        (e) the Corporation's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Sub its recommendation of the Offer or the Merger, or shall have resolved to do so;

        (f) the Corporation shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Corporation to be performed or complied with by it under this Agreement; or

        (g) the Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Sub, makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions (including those set forth in clauses (i)-(iv) above) are for the sole benefit of the Parent and Sub and may be asserted by any of them, or may be waived by the Parent or Sub, in whole or in part at any time and from time to time in its sole discretion. The failure by the Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                    ANNEX II

               TEXT OF SECTION 262 OF THE GENERAL CORPORATION LAW
             OF THE STATE OF DELAWARE SECTION 262 APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of to act upon the agreement of merger or consolidation, were either
    (i) listed on a national securities exchange or designed as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
    Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by Outsourcing Solutions Inc. immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows: (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or (2) If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   ANNEX III

                      [CIBC Oppenheimer Corp. Letterhead]
                                                               December 22, 1997

Board of Directors

The Union Corporation

211 King Street

Charleston, SC 29401

Directors:

    You have requested our opinion as to the fairness, from a financial point of view, to The Union Corporation (the "Company") of the consideration to be paid to the stockholders of The Union Corporation by Sherman Acquisition Corp. ("Sherman"), a subsidiary of Outsourcing Solutions Inc. ("OSI") pursuant to the Agreement and Plan Reorganization to be dated as of December 22, 1997 by and between Sherman, OSI, and the Company (the "Agreement"). Pursuant to the Agreement, Sherman will commence a tender offer (the "Tender Offer") to purchase any and all of the outstanding shares of common stock of The Union Corporation for a purchase price of $31.50 per share, net, in cash (the "Consideration"). The Agreement further provides that following the completion of the Tender Offer OSI will cause the Company to be merged with Sherman (the "Merger") the Company to be the surviving Corporation, in which transaction each remaining share of Company common stock, other than shares owned by Sherman or OSI, will be converted into the right to receive the consideration.

    In connection with rendering our opinion, we reviewed among other things:
(a) the Agreement; (b) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for the Company for the three fiscal years ended June 30, 1997; (c) certain other publicly available business and financial information relating to the Company; (d) certain internal financial analyses, budgets, projections and forecasts for the Company, prepared by and reviewed with the management of the Company; (e) the views of senior management of the Company of the Company's past and current business operations, results thereof, financial condition and future prospects; (g) a comparison of certain financial information for the Company with similar information for certain other companies considered comparable to the Company; (f) the financial terms of certain recent business combinations in the accounts receivable industry; (h) the current market environment generally and the accounts receivable environment in particular; and (i) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered appropriates in the circumstances.

    We have relied, without independent verification or investigation, on all of the financial information, analyses, forecasts and other information furnished to us for purposes of this opinion, including information relating to assets and liabilities, contingent or otherwise, as being complete and accurate. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company and we have not been furnished with any such evaluation or appraisal. Furthermore, this opinion shall not constitute any such evaluation or appraisal.

    We have acted as financial advisors to the Company in connection with the Merger and will receive a fee for our services. In the ordinary course of our business, we and our affiliates may actively trade the equity securities of the Company for our own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

    It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Merger and may not be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be paid to the stockholders of the Company in the Tender Offer and the Merger is fair, from a financial point of view, to such stockholders.

                                          Very truly yours,

                                          CIBC Oppenheimer Corp.

PROXY
                             THE UNION CORPORATION
                               PROXY SOLICITED BY
                THE BOARD OF DIRECTORS OF THE UNION CORPORATION
           FOR THE SPECIAL MEETING OF STOCKHOLDERS -- [      ], 1998
    The undersigned hereby appoints Timothy G. Beffa and Daniel J. Dolan, and each of them, with power of substitution to each, as the proxies and attorneys of the undersigned to vote, as designated below, all shares of common stock of The Union Corporation which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of The Union
Corporation to be held at [      ] at 10:00 a.m. Eastern Standard Time on
[      ], 1998.

If no direction is given, this proxy will be voted FOR approval of the Merger, the Merger Agreement and the transactions contemplated thereby.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

--------------------------------------------------------------------------------

1. Approval of the Merger, the Merger Agreement and the transactions contemplated thereby.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    Mark Here For Address                                                    / /

    Change and Note at Left

    Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.
    Date: ______________________________________________________________________
    Signature: _________________________________________________________________
    Signature: _________________________________________________________________